                                                               EXHIBIT (a)(1)(A)

                           Offer to Purchase for Cash
                Up to $384,600,000 Aggregate Principal Amount at
         Maturity of Outstanding Liquid Yield Option(TM) Notes due 2021
                            (Zero Coupon -- Senior)
                      (CUSIP Nos. 820280AC9 and 820280AA3)

                                       of

                              THE SHAW GROUP INC.
--------------------------------------------------------------------------------
  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON MARCH 26, 2003, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH
 TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). HOLDERS OF
   THE LYONS MUST TENDER THEIR LYONS ON OR PRIOR TO THE EXPIRATION TIME TO BE ENTITLED TO RECEIVE THE PURCHASE PRICE. LYONS TENDERED IN THE OFFER MAY BE
 WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME. IF THE LYONS ARE ACCEPTED
   FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF LYONS WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR LYONS PRIOR TO THE EXPIRATION TIME WILL RECEIVE
                              THE PURCHASE PRICE.
--------------------------------------------------------------------------------

     The Shaw Group Inc., a Louisiana corporation (referred to as "Shaw," "we," "our" or "us"), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the "Offer to Purchase") and in the Letter of Transmittal set forth in Exhibit A hereto (as it may be supplemented or amended from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), to purchase up to $384,600,000 aggregate principal amount at maturity of its outstanding Liquid Yield Option(TM) Notes due 2021 (Zero Coupon -- Senior) (the "LYONs") for cash at a price not greater than $650 nor less than $620 per $1,000 principal amount at maturity of the LYONs at prices determined by the "Modified Dutch Auction" procedure described below. The terms "Liquid Yield Option" and "LYONs" are trademarks of Merrill Lynch & Co., Inc.

     As of February 24, 2003, there was $790,000,000 aggregate principal amount at maturity of LYONs outstanding, with an aggregate accreted value as of that date of approximately $526.0 million. As of February 24, 2003, the LYONs were convertible into shares of our common stock, no par value per share, at a rate of 8.2988 shares of common stock per $1,000 principal amount at maturity of LYONs. Our shares of common stock are traded on the New York Stock Exchange under the symbol "SGR." On February 24, 2003, the last reported sales price of a share of our common stock, as reported on the New York Stock Exchange, was $11.50.

     This Offer to Purchase and the accompanying Letter of Transmittal contain important information that you should read before making any decision with respect to the Offer. The Offer is not conditioned on the tender of a minimum amount of LYONs. The Offer is, however, subject to a number of conditions, including the condition that we have received at least $250.0 million in gross cash proceeds from our proposed private placement of the new senior notes described in this Offer to Purchase. The new senior notes are being offered pursuant to a confidential offering circular and will not be registered under the Securities Act of 1933 (the "Securities Act") or applicable states securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The sale of these new senior notes is also subject to a number of conditions, including our entering into an amendment and extension of our existing credit facility prior to the closing of the new senior notes offering. IF WE DO NOT COMPLETE THE NEW SENIOR NOTES OFFERING IN A MANNER THAT SATISFIES THIS FINANCING CONDITION, WE DO NOT INTEND TO COMPLETE THE OFFER. COMPLETION OF THE OFFER IS NOT A CONDITION TO THE COMPLETION OF THE ISSUANCE AND SALE OF THE NEW SENIOR NOTES. See Section 12 -- "Conditions of the Offer."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THESE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

                      THE DEALER MANAGER FOR THE OFFER IS:

                       (CREDIT SUISSE FIRST BOSTON LOGO)

            The date of this Offer to Purchase is February 26, 2003

                                       i.1

                             IMPORTANT INFORMATION

     The LYONs were issued in book-entry form only, and currently all of the LYONs are still held in book-entry form through the system maintained by The Depository Trust Company ("DTC"). If you desire to tender your LYONs, you must tender through DTC pursuant to DTC's Automated Tender Offer Program. See Section 9 -- "Procedures for Tendering LYONs." When tendering your LYONs, you must either communicate to DTC the price (in multiples of $5 per $1,000 principal amount at maturity) at which such LYONs are being tendered, within the price range specified above, or not specify a purchase price, in which case you will be deemed to have specified the lowest price in the range specified above.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SHAW, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT (EACH AS IDENTIFIED BELOW). THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL LYONS IN ANY CIRCUMSTANCES OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. NONE OF SHAW, ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR RECOMMENDATION TO ANY HOLDER AS TO WHETHER OR NOT TO TENDER LYONS. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR LYONS AND, IF SO, THE AMOUNT OF LYONS TO TENDER.

     We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from repurchasing any of the LYONs outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the LYONs, whether or not any LYONs are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be for more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

     The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor's Corporation and are included solely for the convenience of holders of the LYONs. None of Shaw, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the LYONs or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

     You may direct questions and requests for assistance regarding the Offer to Credit Suisse First Boston LLC (the "Dealer Manager") or D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents used in connection with the Offer should be directed to the Information Agent.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D.F. KING & CO., INC.
                                 48 Wall Street
                            New York, New York 10005
                Banks and brokers (Call Collect): (212) 269-5550

                                       or

                  All others call (Toll Free): (800) 848-3416

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
               Summary Term Sheet..........................................    1
               Documents Incorporated by Reference.........................    5
               Available Information.......................................    5
               Statement Regarding Forward-Looking Statements..............    6
SECTION 1.     Introduction................................................    7
SECTION 2.     Terms of the Offer..........................................    7
SECTION 3.     Purpose of the Offer........................................    9
SECTION 4.     Certain Information Concerning the Offeror..................    9
SECTION 5.     Price Range of LYONs and Common Stock; Dividends............    9
SECTION 6.     Description of LYONs and Related Matters....................   11
SECTION 7.     Acceptance of LYONs for Payment.............................   12
SECTION 8.     Expiration, Extension, Amendment or Termination of the
               Offer.......................................................   13
SECTION 9.     Procedures for Tendering LYONs..............................   13
SECTION 10.    Withdrawal of Tenders.......................................   15
SECTION 11.    Source and Amount of Funds..................................   16
SECTION 12.    Conditions of the Offer.....................................   16
SECTION 13.    Capitalization..............................................   19
SECTION 14.    Certain Significant Considerations..........................   20
SECTION 15.    Certain United States Federal Income Tax Consequences.......   23
SECTION 16.    Certain Financial Information and Outlook...................   24
SECTION 17.    Dealer Manager, Depositary and Information Agent............   32
SECTION 18.    Fees and Expenses...........................................   33
SECTION 19.    Miscellaneous...............................................   33
EXHIBIT A      Letter of Transmittal.......................................  A-1

                                 TO HOLDERS OF
                     LIQUID YIELD OPTION(TM) NOTES DUE 2021
                            (ZERO COUPON -- SENIOR)
                             OF THE SHAW GROUP INC.

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you, as a holder of Shaw's Liquid Yield Option(TM) Notes due 2021 (Zero Coupon -- Senior), or LYONs, may have. We urge you to read the remainder of this Offer to Purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

     Shaw, the issuer of the LYONs, is offering to purchase the LYONs. See
Section 4 -- "Certain Information Concerning the Offeror."

WHAT SECURITIES ARE YOU SEEKING TO PURCHASE IN THE OFFER?

     We are offering to purchase up to $384,600,000 aggregate principal amount at maturity of the outstanding LYONs. We issued the LYONs under an Indenture dated as of May 1, 2001, between us and The Bank of New York (as successor to United States Trust Company of New York), as trustee. As of February 24, 2003, there was outstanding $790,000,000 in aggregate principal amount at maturity of the LYONs (with an aggregate accreted value as of such date of approximately $526.0 million). See Section 6 -- "Description of LYONs and Related Matters."

WHY ARE YOU OFFERING TO PURCHASE MY SECURITIES?

     The purpose of the Offer is to allow us to reduce or retire a portion of the debt evidenced by the outstanding LYONs.

WHAT PRINCIPAL AMOUNT OF THE TOTAL ISSUE OF LYONS IS BEING PURCHASED?

     We are offering to purchase for cash, at a price determined by the "Modified Dutch Auction" procedure described in this Offer to Purchase, and within the purchase price range described below, up to $384,600,000 aggregate principal amount at maturity of the outstanding LYONs. We call this amount the "Offer Amount." The Offer Amount represents approximately 49% of the aggregate outstanding principal amount at maturity of the LYONs. When we refer to a LYON, in the singular, we are referring to a LYON representing $1,000 principal amount at maturity.

WHAT WILL BE THE PURCHASE PRICE FOR MY LYONS?

     We are offering to purchase the LYONs for cash at a price not greater than $650 nor less than $620 per $1,000 principal amount at maturity of LYONs.

     We will determine the exact price offered using a "Modified Dutch Auction" procedure. As is described further below, in this procedure you are permitted to tender your LYONs at any price within the $620 to $650 range (in $5 increments). When we refer to the "Purchase Price," we mean the lowest price at which, based on the amount of LYONs tendered and the prices specified by the tendering holders, we can purchase the Offer Amount. The Purchase Price will not be greater than $650 nor less than $620 per $1,000 principal amount at maturity of LYONs. We will pay the Purchase Price in cash for all of the LYONs we purchase under the Offer, even if some of your LYONs are tendered below the Purchase Price. See Section 2 -- "Terms of the Offer."

     You will not have to pay any transfer taxes or fees or commissions on this amount. You may be required to pay commissions to your broker in connection with your tender of LYONs and you may have tax consequences in connection with your tender. See Section 2 -- "Terms of the Offer" and Section 15 -- "Certain United States Federal Income Tax Consequences."

HOW DO I SET MY PURCHASE PRICE?

     When tendering your LYONs, you must properly indicate to DTC one of two pricing methods. Specifically, you may indicate the price (in multiples of $5 per $1,000 principal amount at maturity) at which you wish to tender your LYONs, within the range specified above. Alternatively, you may elect not to specify a purchase price, in which case you will be deemed to have specified the lowest price in the range specified above, which we call the "Minimum Offer Price." If the Purchase Price that we pay for your LYONs is higher than the Minimum Offer Price you will receive the higher purchase price for your LYONs. See Section
2 -- "Terms of the Offer."

ARE A MINIMUM NUMBER OF LYONS REQUIRED TO BE TENDERED?

     No. There is no minimum number of LYONs that need to be tendered as a condition to the Offer. If less than the Offer Amount is validly tendered, all LYONs tendered will be accepted and the Purchase Price will be the highest price within the price range designated by the tendering holders. See Section 2
 -- "Terms of the Offer."

WHAT IF MORE LYONS ARE TENDERED THAN THE OFFER AMOUNT?

     In the event that the amount of LYONs validly tendered prior to the Expiration Time (as defined below) at or below the Purchase Price exceeds the Offer Amount, then we will accept for payment those LYONs that are validly tendered at or below the Purchase Price on a pro rata basis from among such tendered LYONs. Subject to the limitations of Rule 13e-4(f)(1)(ii) of the Securities Exchange Act of 1934, we will increase the amount of LYONs accepted for payment from a holder to avoid purchases of LYONs in a principal amount at maturity other than an integral multiple of $1,000. See Section 2 -- "Terms of the Offer."

WHAT IS THE MARKET VALUE OF THE LYONS?

     There is no established reporting or trading system for the LYONs; however, the LYONs currently are traded over-the-counter. The Dealer Manager, Credit Suisse First Boston LLC, has advised us that there is no practical way to determine the trading history of the LYONs. Shaw believes that trading in the LYONs has been limited and sporadic. Based on the closing price of Shaw's common stock on February 24, 2003 of $11.50 per share, each LYON could be converted into common stock having a value of $95.44 per $1,000 principal amount at maturity. YOU SHOULD OBTAIN A RECENT QUOTATION FOR THE COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR LYONS. As of February 24, 2003, the accreted value of the LYONs per $1,000 of principal amount at maturity was $665.82. Accordingly, the Minimum Offer Price is less than the accreted value of the LYONs per $1,000 of principal amount at maturity by approximately $45.82. See
Section 5 -- "Price Range of LYONs and Common Stock; Dividends."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     As discussed in our answer to the question "Are there any conditions to the Offer?" it is a condition to the completion of the Offer that we have received at least $250.0 million in gross cash proceeds from our proposed private placement of new senior notes. We intend to use the net proceeds from this sale to pay for the LYONs purchased in the Offer. We do not have alternate financing arrangements or alternate financing plans in the event that the financing condition is not satisfied. See Section 11 -- "Source and Amount of Funds."

HOW LONG DO I HAVE TO TENDER IN THE OFFER?

     You have until 4:00 p.m., Eastern time, on March 26, 2003, unless we extend or earlier terminate the Offer, to tender your LYONs in the Offer. See Section
2 -- "Terms of the Offer" and Section 8 -- "Expiration, Extension, Amendment or Termination of the Offer."

ARE THERE ANY CONDITIONS TO THE OFFER?

     Yes. We are offering to purchase up to $384,600,000 aggregate principal amount at maturity of the outstanding LYONs. The Offer is not conditioned upon the tender of a minimum amount of LYONs. Our obligation to consummate the purchase of the LYONs in the Offer, however, is subject to a number of conditions, including the condition that we have received at least $250.0 million in gross cash proceeds from our proposed private placement of new senior notes and that we have entered into an amendment and extension of our existing credit facility that will permit us to purchase LYONs pursuant to this Offer. We refer to this as the "financing condition." We cannot assure you that the financing condition will be satisfied. We may waive, in our discretion, the financing condition. However, if the financing condition is not satisfied, we do not currently intend to complete the Offer. Our obligation to consummate the purchase of the LYONs in the Offer is also subject to the other terms and conditions set forth in this Offer to Purchase, including the conditions set forth in Section 12 -- "Conditions of the Offer."

HOW DO I TENDER MY LYONS?

     The LYONs were issued in book-entry form only, and currently all of the LYONs are still held in book-entry form through the system maintained by DTC. You must tender your LYONs through DTC pursuant to its Automated Tender Offer Program. See Section 9 -- "Procedures for Tendering LYONs."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     Yes. We have the right to extend the Offer at any time by giving written notice to the Depositary, The Bank of New York. We will publicly announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service. See
Section 8 -- "Expiration, Extension, Amendment or Termination of the Offer."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED LYONS?

     You can withdraw previously tendered LYONs at any time until 4:00 p.m., Eastern time, on March 26, 2003 unless we extend the Offer, in which case you may withdraw your LYONs at any time prior to the new expiration time. See
Section 10 -- "Withdrawal of Tenders."

HOW DO I WITHDRAW PREVIOUSLY TENDERED LYONS?

     To withdraw LYONs, you must comply with DTC's withdrawal procedures while you still have the right to withdraw the LYONs. You may not rescind a withdrawal of tendered LYONs. However, you may retender your LYONs by following the proper tender procedures. See Section 9 -- "Procedures for Tendering LYONs" and Section 10 -- "Withdrawal of Tenders."

IF I TENDER, WHEN WILL I RECEIVE PAYMENT FOR THE LYONS?

     Promptly after the Expiration Time, we will pay the Purchase Price for all LYONs, up to the Offer Amount, validly tendered at or below the Purchase Price and not withdrawn under the Offer. We will make this payment by deposit of the aggregate purchase price of the LYONs accepted in immediately available funds with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders through the facilities of DTC. Under no circumstances will there be any payment of interest or further accretion of the principal amount of accepted LYONs because of any delay in the transmission of funds to the holders of accepted LYONs or otherwise.

IF I DO NOT TENDER, WILL I CONTINUE TO BE ABLE TO EXERCISE MY CONVERSION RIGHTS?

     Yes. If your tendered LYONs are not accepted for purchase, you will remain a holder of your LYONs and your conversion rights relating to such LYONs will not be affected. If you do tender your LYONs in the

Offer, you may convert your LYONs into our common stock only if you withdraw your LYONs prior to the time at which your right to withdraw has expired. As of February 24, 2003, you may convert each LYON into 8.2988 shares of our common stock. See Section 6 -- "Description of LYONs and Related Matters."

WHAT WILL HAPPEN TO LYONS NOT TENDERED IN THE OFFER?

     LYONs not tendered in the Offer will remain outstanding. Thereafter, holders of outstanding LYONs will continue to have the option to submit the LYONs to us for repurchase on each of May 1, 2004, May 1, 2006, May 1, 2011 and May 1, 2016 at the accreted value of the LYONs so submitted on the date of repurchase. If LYONs are submitted to us for repurchase on any of these dates, we may choose to pay the purchase price for the LYONs so submitted in cash, shares of our common stock, or a combination thereof. In addition, we have the right to redeem all or a portion of the outstanding LYONs for cash at the then accreted value at any time after May 1, 2006. See Section 14 -- "Certain Significant Considerations."

DO I HAVE TO PAY A COMMISSION IF I TENDER MY LYONS?

     No commissions are payable by LYON holders to Credit Suisse First Boston LLC, the Dealer Manager, D.F. King & Co., Inc., the Information Agent, or The Bank of New York, the Depositary. You may be required to pay commissions to your broker in connection with your tender of LYONs. See Section 2 -- "Terms of the Offer."

WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO ME IF I TENDER?

     The receipt of cash in exchange for LYONs pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss on the sale of a LYON in an amount equal to the difference between (i) the amount of cash received for the LYON (except for any amount attributable to interest, including original issue discount, or "OID," that you have not already taken into income, which amount will continue to be taxable to you as interest otherwise would be) and (ii) your "adjusted tax basis" in the LYON at the time of the sale. If you have held the LYONs as capital assets, such gain or loss will be capital gain or loss except in certain cases to the extent of accrued "market discount." In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the LYONs were held for more than one year. Capital gains of corporate holders are generally taxable at the regular tax rates applicable to corporations. See Section 15 -- "Certain United States Federal Income Tax Consequences."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You may contact D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (collect) or (800) 848-3416 (toll free) if you have any questions or requests for assistance or for additional copies of this document, the Letter of Transmittal or any related documents. You also may contact Credit Suisse First Boston LLC, the Dealer Manager, at (800) 646-4543 (toll free), The Bank of New York, the Depositary, at (212) 815-3750, or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Offer. The addresses of these representatives can be found on the back cover of this document.

IS SHAW MAKING ANY RECOMMENDATION ABOUT THE OFFER?

     No. We express no opinion and remain neutral with respect to whether holders should tender LYONs in response to the Offer. Holders should determine whether or not to accept the Offer based upon their own assessment of current market value, liquidity needs and investment objectives. See Section 2 -- "Terms of the Offer" and Section 14 -- "Certain Significant Considerations."

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of Shaw have been filed with the Securities and Exchange Commission ("SEC") and are incorporated herein by reference:

          (i) Tender Offer Statement on Schedule TO filed with the SEC on February 26, 2003 (the "Schedule TO");

          (ii) The section titled "Description of LYONs" in the Registration Statement on Form S-3 filed with the SEC on June 14, 2001 (Registration No. 333-62978);

          (iii) Annual Report on Form 10-K for the fiscal year ended August 31, 2002;

          (iv) Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2002; and

          (v) Current Report on Form 8-K filed on May 16, 2002, as amended by Form 8-K/A filed on July 12, 2002.

>Shaw will file an amendment to the Schedule TO to incorporate by reference into the Offer to Purchase all documents filed by Shaw pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Time. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Shaw will provide without charge to each person, including any beneficial owner of LYONs to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein), and the Indenture relating to the LYONs. Requests for such copies should be directed to the Information Agent at the address below.

                             D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                       or
                           (800) 848-3416 (Toll Free)

                             AVAILABLE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC (File No. 1-12227). You may read and copy any documents that are filed at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

     Our filings are also available to the public through:

     - the SEC's web site at http://www.sec.gov; and

     - The New York Stock Exchange
       20 Broad Street
       New York, New York 10005

     We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. We have also filed a Registration Statement on Form S-3 (No. 333-62978) with the SEC under the Securities Act of 1933 on June 14, 2001 relating to the LYONs. The Tender Offer Statement on Schedule TO and the Registration Statement on Form S-3, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this Offer to Purchase and the information incorporated by reference into this Offer to Purchase that are not historical facts (including without limitation statements to the effect that we "believe," "expect," "anticipate," "plan," "intend," "foresee" or other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors, including but not limited to the risks and uncertainties mentioned in Section 14 -- "Certain Significant Considerations" of this Offer to Purchase, Item
7. -- "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and the following:

     - changes in the demand for our products and services;

     - changes in general economic conditions, and, specifically, changes in the rate of economic growth in the United States and other major international economies;

     - the presence of competitors with greater financial resources and the impact of competitive products, services and pricing;

     - the cyclical nature of the individual markets in which our customers operate;

     - the financial strength of our customers and their ability to make scheduled payments on their contracts with us;

     - changes in investment by the energy, power and environmental and infrastructure industries;

     - the availability of qualified engineers, other professional staff and craft labor needed to execute contracts;

     - the uncertain timing of awards and contracts;

     - the funding of backlog, including government budget constraints, cost overruns on fixed or unit priced contracts;

     - cost overruns which negatively affect fees to be earned or cost variances to shared on cost-plus contracts;

     - changes in laws and regulations and in trade, monetary and fiscal policies worldwide;

     - currency fluctuations;

     - the effect of our policies, including but not limited to the amount and rate of growth of our expenses;

     - the continued availability to us of adequate funding sources;

     - delays or difficulties in the production, delivery or installation of products and the provision of services, including in the ability to recover for changed conditions;

     - our ability to successfully integrate acquisitions;

     - the protection and validity of patents and other intellectual property;
       and

     - various other legal, regulatory and litigation risks.

     Should one or more of these risks or uncertainties materialize, or should any of the our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SECTION 1.  INTRODUCTION

     We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the "Offer to Purchase") and in the Letter of Transmittal set forth in Exhibit A to the Offer to Purchase (as it may be supplemented or amended from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), to purchase for cash at a price not greater than $650 nor less than $620 per $1,000 principal amount at maturity, up to $384,600,000 aggregate principal amount at maturity of our outstanding Liquid Yield Option(TM) Notes due 2021 (Zero Coupon -- Senior) (the "LYONs"). As used in this Offer to Purchase, the terms "we," "our" and "us" refer to Shaw. The LYONs were issued under an Indenture dated as of May 1, 2001, between us and The Bank of New York (as successor to United States Trust Company of New York), as trustee.

     The Offer will expire at 4:00 p.m., Eastern time, on March 26, 2003, unless extended or earlier terminated by us (such time and date, as the same may be extended, the "Expiration Time"). If LYONs are accepted for payment pursuant to the Offer, only holders of LYONs who validly tender their LYONs pursuant to the Offer at or prior to the Expiration Time and whose LYONs are accepted for purchase will receive the Purchase Price (as defined in Section 2 below). LYONs tendered in the Offer may be withdrawn at any time prior to such date and time.

     In the event that we withdraw the Offer or otherwise do not complete the Offer for any reason, the Purchase Price will not be paid or become payable to holders of LYONs who have tendered their LYONs. In such event, the Depositary will return tendered LYONs to the tendering holders through the facilities of DTC promptly following the termination or withdrawal of the Offer. Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion, from time to time to purchase any LYONs that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, subsequent tender offers, exchange offers, pursuant to the terms of the LYONS or otherwise, upon terms that may or may not differ materially from the terms of the Offer.

     THIS OFFER TO PURCHASE, INCLUDING THE SECTION ENTITLED "CERTAIN SIGNIFICANT CONSIDERATIONS" AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

     NEITHER SHAW, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF LYONS SHOULD TENDER THEIR LYONS IN RESPONSE TO THE OFFER.

SECTION 2.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase for cash up to $384,600,000 aggregate principal amount at maturity of the outstanding LYONs at a price not greater than $650 nor less than $620 per $1,000 principal amount at maturity at prices determined by the "Modified Dutch Auction" procedure described below. You will not be required to pay a commission to the Dealer Manager, the Information Agent or the Depositary in connection with the Offer. You may be required to pay commissions to your broker in connection with your tender of LYONs and you may have tax consequences relating to your tender of LYONs.

     The lowest price in the price range listed above is referred to as the "Minimum Offer Price" for the LYONs. The highest price in the price range listed above is referred to as the "Maximum Offer Price" for the LYONs. The maximum aggregate principal amount of LYONs to be purchased in the Offer is referred to as the "Offer Amount."

     Under the "Modified Dutch Auction" procedure, Shaw will accept LYONs validly tendered (and not withdrawn) in the Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the price range for the LYONs subject to the Offer. Shaw will select the Purchase Price, which is the single lowest price so specified that will enable Shaw to purchase the Offer Amount (or, if less than the Offer Amount is validly tendered (and not withdrawn), all LYONs so tendered). Shaw will pay the same Purchase Price for all LYONs validly tendered (and not withdrawn) at or below the Purchase Price.

     The aggregate principal amount at maturity of LYONs outstanding as of February 24, 2003 was approximately $790,000,000 million with an aggregate accreted value as of that date of approximately $526.0 million. The Offer Amount represents approximately 49% of the aggregate outstanding principal amount of the LYONs as of February 24, 2003.

     In the event that the amount of LYONs validly tendered (and not withdrawn) on or prior to the Expiration Time (as defined below) at or below the Purchase Price exceeds the Offer Amount, then Shaw will accept for payment such LYONs that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered LYONs. Subject to the limitations of Rule 13e-4(f)(1)(ii) of the Exchange Act, Shaw will increase the amount of LYONs accepted for payment from a holder to avoid purchases of LYONs in a principal amount other than an integral multiple of $1,000.

     Any principal amount of LYONs tendered but not purchased pursuant to the Offer, including LYONs tendered pursuant to the Offer at prices greater than the Purchase Price and LYONs not purchased because of proration, will be returned to the tendering holders through the facilities of DTC promptly following the earlier of the Expiration Time or the date on which the Offer is terminated.

     If proration of tendered LYONs is required, Shaw will determine the final proration factor as soon as practicable after the Expiration Time. Although Shaw does not expect to be able to announce the final results of proration until approximately three business days after the Expiration Time, Shaw will announce preliminary results of proration by press release as soon as practicable after the Expiration Time. Holders may obtain such preliminary proration information from either the Information Agent or the Dealer Manager. Rule 14e-1(c) under the Exchange Act requires that Shaw pay the consideration offered or return the LYONs deposited pursuant to the Offer promptly after the termination or withdrawal of such Offer.

     The Offer does not have as a condition that a minimum principal amount at maturity of LYONs be tendered in the Offer. Shaw's obligation to accept for payment, and to pay for, LYONs validly tendered pursuant to the Offer is conditioned upon the satisfaction of the conditions set forth in Section 12 -- "Conditions of the Offer." If by the Expiration Time any or all of such conditions have not been satisfied, Shaw reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase LYONs validly tendered pursuant to that Offer or (c) terminate the Offer.

     The Offer will expire at 4:00 p.m., Eastern time, on Monday, March 26, 2003, unless extended or earlier terminated by Shaw (such time and date with respect to the Offer, as it may be extended, the "Expiration Time").

     You may tender, and we will only accept, LYONs tendered in denominations of $1,000 principal amount at maturity and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, only those LYONs validly tendered in accordance with the procedures set forth in
Section 9 -- "Procedures for Tendering LYONs" and not withdrawn in accordance with the procedures set forth in Section 10 -- "Withdrawal of Tenders" at or prior to the Expiration Time. Each tendering holder of LYONs whose LYONs are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount at maturity, as all other holders of LYONs whose tenders are accepted. Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. See Section 8 -- "Expiration, Extension, Amendment or Termination of the Offer."

     We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing additional LYONs outside of the Offer until at least the 10th business day after the Expiration Time. Following such time, we may purchase additional LYONs in the open market, in private transactions, subsequent tender offers, exchange offers, pursuant to the terms of the LYONs, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. Any decision to repurchase additional LYONs will depend upon many factors, including the market price of the LYONs, the results of the Offer, the business and financial position of our company, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer as described in this Offer to Purchase.

     Our board of directors has approved the Offer; however, neither we, our board of directors, the Dealer Manager, the Depositary, nor the Information Agent is making any recommendation to any holder of LYONs as to whether to tender or refrain from tendering all or any portion of such holder's LYONs. You must make your own decision whether to tender your LYONs. You are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase, including the Letter of Transmittal attached as Exhibit A.

SECTION 3.  PURPOSE OF THE OFFER

     The purpose of the Offer is to enable us to reduce a portion of the debt evidenced by the LYONs. We will retire the LYONs that we purchase upon the consummation of the Offer.

     The Offer may also give holders who are considering the sale of all or some of their LYONs the opportunity to sell their LYONs for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. Holders of LYONs will not be required to pay commissions to the Dealer Manager, the Information Agent or the Depositary in connection with the tender of their LYONs in the Offer. However, holders may be required to pay commissions to their brokers in connection with their tender of LYONs.

SECTION 4.  CERTAIN INFORMATION CONCERNING THE OFFEROR

     We offer a broad range of services to clients in the environmental and infrastructure, power and process industries worldwide. We are a leading provider of consulting, engineering, construction, remediation and facilities management services to the environmental, infrastructure and Homeland Security markets. We are also a vertically-integrated provider of comprehensive engineering, consulting, procurement, pipe fabrication, construction and maintenance services to the power and industrial process industries. Our principal offices are located at 4171 Essen Lane, Baton Rouge, Louisiana 70809, and our telephone number at that address is (225) 932-2500. Our website address is www.shawgrp.com. Information on the website does not constitute part of this Offer.

SECTION 5.  PRICE RANGE OF LYONS AND COMMON STOCK; DIVIDENDS

     There is no established reporting system or trading market for trading in the LYONs. However, we believe the LYONs currently are traded over-the-counter. Accordingly, Credit Suisse First Boston LLC, the Dealer Manager, has advised us that there is no practical way to determine the trading history of the LYONs.

We believe that trading in the LYONs has been limited and sporadic. Following the consummation of the Offer, we expect that LYONs not purchased in the Offer will continue to be traded over-the-counter; however, we anticipate that the trading market for the LYONs will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, our purchase of LYONs pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the LYONs that remain outstanding following the Offer. We cannot assure you that a market will exist for the LYONs following the Offer. The extent of the public market for the LYONs following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount at maturity of the LYONs at such time, the number of holders of LYONs remaining at such time and the interest in maintaining a market in such LYONs on the part of securities firms.

     Our common stock is traded on the New York Stock Exchange, under the symbol "SGR."

     Each LYON is convertible into shares of our common stock as described in
Section 6 -- "Description of LYONs and Related Matters." Set forth below are the high and low sales prices for our common stock as reported on the New York Stock Exchange composite transaction system for the periods shown. All amounts are adjusted to reflect a two-for-one stock split distributed on December 14, 2000 to shareholders of record on December 1, 2000.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDING AUGUST 31, 2003
1st Quarter.................................................  $18.30   $ 8.90
2nd Quarter (through February 24, 2003).....................  $19.34   $10.60
FISCAL YEAR ENDED AUGUST 31, 2002
4th Quarter.................................................  $33.65   $13.76
3rd Quarter.................................................  $36.09   $23.41
2nd Quarter.................................................  $29.85   $17.25
1st Quarter.................................................  $35.74   $23.79
FISCAL YEAR ENDED AUGUST 31, 2001
4th Quarter.................................................  $60.00   $23.00
3rd Quarter.................................................  $63.17   $40.70
2nd Quarter.................................................  $55.39   $31.00
1st Quarter.................................................  $46.50   $27.75

     On February 24, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $11.50 per share.

     We have not paid any dividends on the common stock to date and currently anticipate that any earnings will be retained for the development of our business. Accordingly, no dividends are expected to be declared or paid on the common stock for the foreseeable future. The declaration of dividends is at the discretion of our board of directors. Our dividend policy will be reviewed by our board of directors as may be appropriate in light of relevant factors at the time. We are, however, subject to limitations on the payment of dividends under the terms of our existing revolving credit facility. We expect our proposed amended credit facility to contain similar limitations with respect to the payment of dividends, and we also expect that the indenture for our proposed new senior notes will restrict the payment of dividends.

     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE LYONS AND THE COMMON SHARES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

SECTION 6.  DESCRIPTION OF LYONS AND RELATED MATTERS

     We issued $790,000,000 in principal amount at maturity of LYONs on May 1, 2001, all of which was outstanding as of February 24, 2003. As of February 24, 2003, the aggregate accreted value of all outstanding LYONs was approximately $526.0 million. The LYONs are our senior unsecured obligations.

     The issue price per LYON was $639.23 (63.923% of principal amount at maturity) and there are no periodic payments of interest on the LYONs. The issue price of each LYON represented a yield to maturity of 2.25% per annum (computed on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months) calculated from May 1, 2001.

     The LYONs mature on May 1, 2021. The LYONs are subject to optional redemption by us on and after May 1, 2006. The LYONs are not redeemable by us prior to May 1, 2006. In the event of redemption of the LYONs prior to maturity, the amount payable with respect to each LYON is the amount equal to the issue price per LYON plus the accrued original issue discount to the date of redemption. The table below shows redemption prices of a LYON on May 1, 2006, at each May 1 thereafter prior to maturity and at maturity on May 1, 2021. These prices reflect the accrued original issue discount calculated to each such date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                                                  (2)
                                                   (1)          ACCRUED             (3)
                                                LYON ISSUE   ORIGINAL ISSUE     REDEMPTION
               REDEMPTION DATE                    PRICE         DISCOUNT      PRICE (1) + (2)
               ---------------                  ----------   --------------   ---------------
May 1,
2006..........................................   $639.23        $ 75.67          $  714.90
2007..........................................    639.23          91.84             731.07
2008..........................................    639.23         108.38             747.62
2009..........................................    639.23         125.30             764.53
2010..........................................    639.23         142.60             781.83
2011..........................................    639.23         160.29             799.52
2012..........................................    639.23         178.38             817.61
2013..........................................    639.23         196.88             836.11
2014..........................................    639.23         215.80             855.03
2015..........................................    639.23         235.14             874.37
2016..........................................    639.23         254.93             894.16
2017..........................................    639.23         275.16             914.39
2018..........................................    639.23         295.85             935.08
2019..........................................    639.23         317.01             956.24
2020..........................................    639.23         338.64             977.87
2021 (maturity)...............................    639.23         360.77           1,000.00

     Each LYON is convertible into shares of our common stock at the option of the holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by us. Upon conversion, we may elect to deliver either (i) shares of our common stock at a conversion rate of 8.2988 shares per LYON, subject to adjustment upon the occurrence of certain events, or (ii) cash equal to the market value of the shares of our common stock into which the LYONs selected for conversion are then convertible. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the shares of our common stock or cash received on conversion.

     On May 1, 2004, May 1, 2006, May 1, 2011 and May 1, 2016, we will be required to purchase, at the option of the holder, any outstanding LYON. The purchase price payable in respect of a LYON will be $683.61 per LYON on May 1, 2004, $714.90 per LYON on May 1, 2006, $799.52 per LYON on May 1, 2011 and
$894.16 per LYON on May 1, 2016, which prices equal the issue price plus accrued original issue discount to the respective purchase dates. We may, at our option, elect to pay the purchase price in cash or shares of our common stock, or any combination thereof. If we elect to pay the purchase price in shares of our common stock, the shares that we issue will be valued based on the then current trading price of our common stock.

     Upon a "change in control" of our company (as such term is defined in the Indenture governing the LYONs) occurring on or before May 1, 2006, each holder may require us to purchase all or a portion of such holder's LYONs at a price equal to the issue price of such LYONs, plus accrued original issue discount to the date of repurchase.

     We believe the LYONs are currently traded in the over-the-counter market.

SECTION 7.  ACCEPTANCE OF LYONS FOR PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Indenture and applicable law, we will accept for purchase those LYONs, up to the Offer Amount, validly tendered at or below the Purchase Price pursuant to the Offer and not withdrawn prior to the Expiration Time on the business day immediately following the Expiration Time, subject to proration. For purposes of the Offer, we will be deemed to have accepted for purchase validly tendered LYONs (or defectively tendered LYONs with respect to which we have waived such defect) if, as and when we give oral or written notice thereof to the Depositary. If the amount of LYONs validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount then we will accept for payment LYONs that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among the LYONs so tendered. Subject to Rule 13e-4(f)(1)(ii) of the Exchange Act, we will increase the amount of LYONs accepted for payment from a holder to avoid purchases of LYONs in a principal amount other than an integral multiple of $1,000.

     Promptly after the Expiration Time, we will pay the Purchase Price for all LYONs, up to the Offer Amount, validly tendered at or below the Purchase Price and not withdrawn under the Offer. We will make this payment by deposit of the aggregate purchase price of the LYONs accepted in immediately available funds with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders through the facilities of DTC. Under no circumstances will there be any payment of interest or further accretion of the principal amount of acceptable LYONs because of any delay in the transmission of funds to the holders of accepted LYONs or otherwise.

     We expressly reserve the right, in our sole discretion, to delay acceptance for payment of LYONs tendered pursuant to the Offer or the payment for LYONs accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the LYONs deposited by or on behalf of the holders of LYONs promptly after the termination or withdrawal of the Offer). We also expressly reserve the right, in our discretion, to terminate the Offer in order to comply, in whole or in part, with any applicable law. In all cases, payment by the Depositary for LYONs accepted for purchase by us pursuant to the Offer to holders or beneficial owners will be made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such LYONs into the Depositary's account at DTC pursuant to the procedures set forth under Section 9 -- "Procedures for Tendering LYONs,"
(ii) a properly transmitted Agent's Message (as defined in Section
9 -- "Procedures for Tendering LYONs") and (iii) any other documents required by the Letter of Transmittal.

     We will only accept tenders of LYONs pursuant to the Offer in principal amounts at maturity equal to $1,000 or integral multiples thereof.

     If we do not accept any tendered LYONs for payment for any reason pursuant to the terms and conditions of the Offer, unpurchased LYONs will be returned, through the facilities of DTC, to the tendering holder

     We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase LYONs tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering holders to receive payments for LYONs validly tendered and accepted for payment pursuant to the Offer.

SECTION 8.  EXPIRATION, EXTENSION, AMENDMENT OR TERMINATION OF THE OFFER

     The Offer will expire at 4:00 p.m., Eastern time, on March 26, 2003, unless extended or earlier terminated by us (such date and time, as the same may be extended, the "Expiration Time").

     We expressly reserve the right, at any time or from time to time, subject to applicable law, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, the LYONs, by giving oral or written notice of such extension to the Depositary,
(ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary (and, to the extent required by applicable law, extending the period of time during which the Offer is open) and (iii) to terminate the Offer. We will follow any extension, amendment or termination as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, LYONs is delayed or if we are unable to accept for payment or pay for LYONs pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may retain tendered LYONs on our behalf, and such LYONs may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 10 -- "Withdrawal of Tenders." However, our ability to delay the payment for LYONs which we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case to the extent required by applicable law.

SECTION 9.  PROCEDURES FOR TENDERING LYONS

     You will not be entitled to receive the Purchase Price unless you validly tender LYONs at or prior to the Expiration Time and your LYONs are accepted by us for purchase.

     SPECIFICATION OF PURCHASE PRICE. When tendering your LYONs, you must either communicate to DTC the price (in multiples of $5 per $1,000 principal amount at maturity) at which such LYONs are being tendered, within the price range specified above, or not specify a purchase price, in which case you will be deemed to have specified the Minimum Offer Price. In accordance with the instructions contained in the Letter of Transmittal, a holder may tender different portions of the principal amount of its LYONs at different prices; however, a holder may not specify prices for an aggregate principal amount of LYONs in excess of the aggregate principal amount of LYONs held by such holder. The same LYONs cannot be tendered at more than one price.

     Holders must clearly specify to DTC when tendering the price within the price range at which the LYONs are being tendered (or, alternatively, not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such LYONs being tendered and to accept the Purchase Price determined by Shaw with respect to the terms of the Offer).

     TENDERING WITHOUT SPECIFYING A PRICE. As described above, a holder may tender LYONs in the Offer without specifying a tender price in respect of any or all of such LYONs. Tenders of LYONs made in this manner will be accepted by Shaw before any other tenders of LYONs in the Offer that specify a tender price above the Minimum Offer Price. Holders who have tendered LYONs in the Offer without specifying an offer price and whose LYONs are accepted will receive the Purchase Price, subject to any proration.

     TENDER OF LYONS. Your tender of LYONs (and our subsequent acceptance of your tender pursuant to the procedures set forth below) will constitute a binding agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal set forth in Exhibit A hereto.

     The LYONs were issued in book-entry form only, and currently all of the LYONs are still held in book-entry form through the system maintained by DTC. To effectively tender LYONs for either their own account or on behalf of the beneficial owners for whom they are authorized to act, DTC participants must, instead of physically completing and signing the Letter of Transmittal, electronically transmit their acceptance through DTC's Automated Tender Offer Program, or ATOP (for which the Offer will be eligible), and DTC will then edit and verify the acceptance and send an Agent's Message (as defined below) to the Depositary for its acceptance. DTC is obligated to communicate these electronic instructions to the Depositary. To tender LYONs through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Depositary must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal. Delivery of tendered LYONs must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

     BOOK-ENTRY DELIVERY PROCEDURES. The Depositary will establish accounts with respect to the LYONs at DTC for purposes of the Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the LYONs by causing DTC to transfer such LYONs into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, timely book-entry delivery of LYONs pursuant to the Offer requires receipt by the Depositary of a confirmation (a "Book-Entry Confirmation") at or prior to the Expiration Time. Although delivery of LYONs may be effected through book-entry transfer into the Depositary's account at DTC, an Agent's Message in connection with such book-entry transfer, together with any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at or prior to the Expiration Time to receive payment for tendered LYONs. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Holders desiring to tender LYONs at the Expiration Time should also note that such holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the LYONs and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participants.

     Notwithstanding any other provision of the Offer, payment for LYONs tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of Book-Entry Confirmation, including by means of an Agent's Message, of the transfer of such LYONs into the Depositary's account at DTC as described above, together with any other documents required by the Letter of Transmittal.

     EFFECT OF THE LETTER OF TRANSMITTAL. Subject to and effective upon the acceptance for purchase of and payment for LYONs tendered thereby, by transmitting an Agent's Message a tendering holder of LYONs (a) irrevocably sells, assigns and transfers to, or upon the order of, Shaw all right, title and interest in and to all the LYONs tendered thereby and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Depositary also acts as agent of Shaw) with respect to any such tendered LYONs (such power of attorney being deemed to be an irrevocable power coupled with an interest) to
(i) transfer ownership of such LYONs on the account books maintained by DTC, to or upon the order of Shaw and (ii) receive all benefits or otherwise exercise all rights of beneficial ownership of such LYONs (except that the Depositary will have no rights to, or control over, funds from Shaw, except as agent of Shaw, for the Purchase Price for any LYONs tendered pursuant to the Offer that are purchased by us), all in accordance with the terms of the Offer.

     BACKUP WITHHOLDING. To prevent backup withholding, each tendering holder of LYONs must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 15 -- "Certain United States Federal Income Tax Consequences."

     DETERMINATION OF VALIDITY. All questions as to the validity (including time of receipt) and acceptance of any tendered LYONs pursuant to the procedures described above will be determined by us, in our sole discretion, and our determination shall be final and binding. Conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of LYONs determined by us not to have been properly made or if the acceptance for payment of, or payment for, such LYONs may, in our opinion, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defects or irregularities in any tender as to particular LYONs whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Any defect or irregularity in connection with tenders of LYONs must be cured within such time as we determine, unless waived by us. None of Shaw, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of LYONs, or will incur any liability to holders for failure to give any such notice. If we waive our right to reject a defective tender of LYONs, the tendering holder will be entitled to the applicable payments.

SECTION 10.  WITHDRAWAL OF TENDERS

     You may withdraw your tendered LYONs at any time prior to the Expiration Time but not thereafter, except as set forth below. In addition, you may withdraw tendered LYONs if we terminate the Offer without purchasing any LYONs. If we terminate the Offer or do not purchase any LYONs in the Offer, we will instruct the Depositary to return your tendered LYONs to you promptly following the earlier of such termination or the Expiration Time, utilizing the facilities of DTC. You may also withdraw tendered LYONs if we have not yet accepted them for payment after April 22, 2003, the expiration of 40 business days from the date of this Offer to Purchase. We will not pay any consideration pursuant to the terms of the Offer in respect of LYONs that are withdrawn from the Offer.

     If, for any reason whatsoever, acceptance for payment of, or payment for, any LYONs tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of LYONs) or we are unable to accept for payment or pay for the LYONs tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the Depositary to retain tendered LYONs (subject to the right of withdrawal in certain circumstances and subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

     For a withdrawal of a tender of LYONs to be effective, the tendering holder must comply with DTC's applicable procedures. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a Request Message through ATOP to the Depositary. The term "Request Message" means a message transmitted by DTC and received by the Depositary, which states that DTC has received a request for withdrawal from a DTC participant and identifies the LYONs to which such request relates.

     Any LYONs properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn LYONs may be re-tendered by following one of the procedures described in Section 9 -- "Procedures for Tendering LYONs" at any time at or prior to the Expiration Time.

     Withdrawal of LYONs can be accomplished only in accordance with the foregoing procedures.

     If you tender your LYONs in the Offer, you may convert your LYONs into our common stock only if you withdraw your LYONs prior to the time at which your right to withdraw has expired. The LYONs are convertible into shares of common stock at a conversion rate of 8.2988 shares of common stock per $1,000 principal amount at maturity of LYONs. However, we may elect to pay cash, in lieu of common stock, or a combination thereof at the time you exercise your conversion rights.

     All questions as to the validity (including time of receipt) of any withdrawal, including a Request Message, will be determined by us, in our sole discretion (and our determination shall be final and binding). None of Shaw, the Depositary, the Information Agent, the Dealer Manager, the trustee or any other person will be under any duty to give notification of any defects or irregularities in any withdrawal or Request Message or incur any liability for failure to give any such notification.

SECTION 11.  SOURCE AND AMOUNT OF FUNDS

     The maximum amount of funds required by Shaw to purchase the LYONs pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $253.5 million. We intend to use internal funds, including the proceeds from our proposed private placement of the new senior notes, to pay for the LYONs accepted for purchase in the Offer and related costs and expenses of the Offer.

     We intend to issue and sell $250.0 million aggregate principal amount of new senior notes in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The new senior notes will be our unsecured senior obligations and will rank senior to our subordinated obligations. The new senior notes will contain covenants customary for "high yield" debt securities and will be guaranteed on a senior basis by our material domestic restricted subsidiaries. These guarantees will be unsecured. The interest rate on these notes will be determined at the time of pricing of the offering. For purposes of preparing the unaudited pro forma financial information included in this Offer to Purchase, we have assumed the interest rate on these notes will be 10% per annum. Principal on the notes will be required to be paid approximately seven years from the date of issuance. Upon the occurrence of certain events that would constitute a "change of control" of Shaw under the indenture for the new senior notes, we will be required to make an offer to repurchase all of these notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon and, following certain asset dispositions, we may be required to purchase some or all of these notes at the principal amount thereof plus accrued and unpaid interest thereon.

     It is a condition to the completion of the Offer that we receive at least $250.0 million in gross cash proceeds from our proposed sale of new senior notes. There can be no assurance that this financing condition will be satisfied. If the financing condition is not satisfied, we do not intend to complete the Offer. The sale of these new senior notes is also subject to a number of conditions, including our entering into an amendment of our existing credit facility prior to or concurrently with the closing of the new senior notes private placement, that will provide for aggregate borrowing capacity under the facility, including letters of credit, of not less than $250.0 million for a period of not less than three years from the date of the closing of the offering. Without these amendments, our existing credit facility would not permit us to purchase the LYONs tendered pursuant to the Offer. We are in the process of negotiating the extension and amendment to our existing credit facility and anticipate that we will finalize these negotiations and enter into the amended credit facility concurrently with the completion of the new senior notes private placement. As of January 31, 2003, we had no borrowings under our existing credit facility and $179.5 million of outstanding letters of credit. We do not have any alternative financing arrangements or alternative financing plans in the event that the financing condition is not satisfied.

     You should read Section 12 -- "Conditions of the Offer" for more information about the financing condition and the other conditions of the Offer.

SECTION 12.  CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) any rights we may have to extend and/or amend the Offer, we will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or payment for, any tendered LYONs, subject to the rules under the Exchange Act, and we may terminate the Offer, if:

     - any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced, or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable good faith judgment, would or might directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer including any such event that would make the Offer illegal;

     - we have determined that the acceptance for payment of, or payment for, some or all of the LYONs would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which we may be bound or subject;

     - there shall have occurred (a) any material adverse change in our condition (financial or other), business, properties or results of operations and our subsidiaries taken as one enterprise; (b) any downgrading in the rating of any of our debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any of our debt securities (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that we have been placed on negative outlook; (c) any material adverse U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls; (d) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any of our securities on any exchange or in the over-the-counter market; (e) any banking moratorium declared by United States federal or New York authorities; (f) any major disruption of settlements of securities or clearance services in the United States; (g) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency;
       (h) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (i) any significant adverse change in the market price of our common stock; or (j) in the case of any of the foregoing existing at the time of the commencement of the Offer, a significant acceleration or worsening thereof;

     - the trustee under the Indenture for the LYONs shall have objected in any respect to, or taken any action that could, in our reasonable good faith judgment, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or the acceptance of or payment for any of the LYONs;

     - there shall have occurred or be likely to occur any event or series of events that, in our reasonable good faith judgment:

      -- could prohibit, prevent, restrict or delay consummation of the Offer;

      -- will, or is reasonably likely to, impair the contemplated benefits of the Offer to us or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in our best interest; or

      -- materially and adversely affect our and our subsidiaries' business, assets, condition (financial or otherwise), income, operations or prospects or stock ownership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business;

     - a tender or exchange offer for any or all of the LYONs (other than this Offer), or any merger, acquisition proposal, business combination, tender offer or other similar transaction with or involving us has been proposed, announced or made by any person or has been publicly disclosed;

     - we have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, excluding in all cases our chief executive officer, J.M. Bernhard, Jr.;

     - there shall have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any shares of our common stock;

     - we have not entered into an amended and restated credit agreement with a group of lenders that (i) provides for aggregate borrowing capacity, including letters of credit of not less than $250.0 million, (ii) has a term that extends to at least March, 2006 and (iii) does not prohibit us from purchasing the LYONs pursuant to the Offer; or

     - we have not received at least $250.0 million in gross cash proceeds from the proposed private placement of our new senior notes. Successful completion of the Offer is not a condition to the completion of the private placement of the new senior notes.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If any condition to the Offer is not satisfied or waived by us prior to the Expiration Time, we reserve the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the tendered LYONs to the tendering holders; (ii) to waive all unsatisfied conditions and accept for payment and purchase all LYONs that are validly tendered (and not withdrawn) prior to the Expiration Time; (iii) to extend the Offer and retain the LYONs that have been tendered during the period for which the Offer is extended; or (iv) to amend the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any of our other rights and each such right will be deemed an ongoing right which we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

SECTION 13.  CAPITALIZATION

     The following table sets forth our cash, marketable securities and capitalization at November 30, 2002, on an actual basis and as adjusted to give effect to the private placement of the new senior notes and the anticipated use of the proceeds from the new senior notes private placement to repurchase LYONs tendered to us in the Offer, assuming the valid tender of a sufficient amount of LYONs at $650 per $1,000 principal amount at maturity. In the event that we do not apply all of the net proceeds of the new senior notes private placement to repurchase LYONs as a result of insufficient interest in the Offer by holders of LYONs, the determination by us not to complete the Offer due to a condition to the Offer not being satisfied or otherwise, we anticipate that our amended credit facility will require us to designate any such net proceeds that we do not use to repurchase LYONs as restricted cash. Any such restricted cash would not be available for general corporate purposes. There can be no assurance that we will use the proceeds of the new senior notes private placement as anticipated because there can be no assurance that holders of LYONs will tender any LYONs in the Offer.

                                                                AT NOVEMBER 30, 2002
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  276,604   $  264,204(1)
                                                              ==========   ==========
Escrowed cash(2)............................................  $   96,500   $   96,500
                                                              ==========   ==========
Marketable securities, held to maturity.....................  $   54,672   $   54,672
                                                              ==========   ==========
Short-term borrowings and current maturities of long-term
  debt:
  Short-term borrowings (revolving lines of credit)(3)......  $       --   $       --
  Current maturities of long-term debt(4)...................       5,202        5,202
                                                              ----------   ----------
     Total short-term borrowings and current maturities of
       long-term debt.......................................  $    5,202   $    5,202
                                                              ----------   ----------
Long-term debt, excluding current portion(4):
  Revolving credit facility(3)..............................          --           --
  Other long-term debt......................................       3,019        3,019
  LYONs, with early repurchase options by holders...........     523,207      268,481
  Senior Notes being offered concurrently...................          --      250,000
                                                              ----------   ----------
     Total long-term debt...................................     526,226      521,500
                                                              ----------   ----------
Shareholders' equity:
  Preferred stock, no par value; 20,000,000 shares
     authorized; no shares issued and outstanding...........          --           --
  Common stock, no par value; 200,000,000 shares authorized;
     and 37,732,416 shares issued outstanding(5)............     494,838      494,838
Retained earnings...........................................     282,398      280,586
Accumulated other comprehensive income (loss)...............     (14,341)     (14,341)
Treasury stock, 5,331,655 shares............................     (99,913)     (99,913)
                                                              ----------   ----------
     Total shareholders' equity.............................     662,982      661,170
                                                              ----------   ----------
     Total capitalization...................................  $1,194,410   $1,187,872
                                                              ==========   ==========

---------------

(1) Gives effect to the use of $8.9 million of cash available to us prior to the completion of the new senior notes private placement to repurchase LYONs in the Offer at the assumed purchase price of $650 per $1,000 principal amount at maturity and $3.5 million of cash available prior to the completion of the new senior notes private placement to pay certain fees and expenses in connection with the Offer.

(2) Represents cash in escrow which secures a performance bond on an international project.

(3) At November 30, 2002, we had approximately $173.2 million in letters of credit outstanding. No revolving credit loans were outstanding under our credit facilities at November 30, 2002.

(4) Includes obligations under capital leases.

(5) Does not include 6,545,723 shares reserved for issuance under our stock option plans. As of November 30, 2002, options to purchase 4,502,014 shares at a weighted average exercise price of $17.81 had been issued.

     We intend to enter into an extension and amendment of our existing credit facility that will provide for borrowing capacity, including issuance of letters of credit, of not less than $250.0 million on a revolving credit basis through March 2006. The amended credit facility will be guaranteed by each of our present and future material domestic subsidiaries and will be secured by substantially of all our assets other than real estate, plants, parts and equipment. The consummation of the new senior notes private placement will occur concurrently with, and is conditional upon, the closing of our amended credit facility.

SECTION 14.  CERTAIN SIGNIFICANT CONSIDERATIONS

     In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase, including the important factors described in the "Statement Regarding Forward-Looking Statements" that is included in this Offer to Purchase or our periodic filings with the Securities and Exchange Commission. These are not the only risks we face. Any of such risks as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the debentures to decline, which in turn could cause you to lose all or part of your investment.

  OUR REPURCHASE OBLIGATIONS UNDER THE LYONS COULD RESULT IN ADVERSE
CONSEQUENCES.

     On May 1, 2004, 2006, 2011 and 2016, holders of LYONs may require us to purchase all or a portion of the LYONs at their accreted value (the original issued price of LYONs increases by 2.25% per year). At May 1, 2004, the accreted value of the LYONs will be $683.61 per $1,000 maturity value and the aggregate accreted value of the LYONs will be $540.0 million (or $277.1 million after giving effect to the anticipated repurchase of $384.6 million aggregate principal amount at maturity of LYONs in the Offer). The effective conversion price of the LYONs into our common stock is $77.03 per share and the closing price of our common stock on the New York Stock Exchange on February 24, 2003 was $11.50 per share. Unless our common stock price increases to a price in excess of $77.03 per share, we anticipate that a substantial portion, and perhaps all, of the LYONs will be submitted for repurchase as early as May 1, 2004. In the event that holders of LYONs require us to repurchase the LYONs on any of these dates, we may, subject to certain conditions, choose to redeem the LYONs in cash or in shares of our common stock or in a combination of both. If we elect to issue our common stock, the value of the common stock would be determined by reference to the current market value of our common stock at the time of each repurchase. Unless our common stock price increases significantly, we anticipate that we would fund all or substantially all of this repurchase obligation with cash. Assuming that we purchase $384.6 million aggregate principal amount at maturity of LYONs in the Offer and assuming that our cash flow from operations through the repurchase date meets our reported projections, we anticipate that we would have sufficient cash resources to repurchase up to the remaining $277.1 million in accreted value of the LYONs with cash on May 1, 2004. However, if we elect to fund all or substantially all of this repurchase obligation with cash, we will substantially reduce our available cash resources or other forms of liquidity. This could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. We may seek to refinance or restructure our obligations under the LYONs, including the incurrence of additional borrowings, but we may not be successful in doing so or the refinancing or restructuring may result in terms less favorable to us and the holders of the notes than the terms of the LYONs. In addition, our amended credit facility will only permit us to repurchase LYONs as long as, after giving effect to the purchase, we have the ability to borrow up to $50.0 million under that facility and that we have designated amounts of cash and cash equivalents. Prior to May 1, 2004, cash and cash equivalent amounts must be not less than $100.0 million and thereafter not less than $75.0 million. Under our amended credit facility, cash and cash equivalents for purposes of this test consist of those sums not otherwise pledged or escrowed under our amended credit facility and are reduced by amounts borrowed under our amended credit facility.

 ADVERSE EVENTS COULD NEGATIVELY AFFECT OUR LIQUIDITY POSITION.

     Our operations could require us to utilize large sums of working capital, sometimes on short notice and sometimes without the ability to recover the expenditures. This has been the experience of certain of our competitors. Circumstances or events which could create large cash outflows include losses resulting from fixed price contracts, environmental liabilities, litigation risks, unexpected costs or losses resulting from acquisitions, contract initiation or completion delays, political conditions, customer payment problems, foreign exchange risks, professional and product liability claims and cash repurchases of our LYONs, among others. We cannot provide assurance that we will have sufficient liquidity or the credit capacity to meet all of our cash needs if we encounter significant working capital requirements as a result of these or other factors.

     Insufficient liquidity could have important consequences to us. For example, we could:

     - experience difficulty in financing future acquisitions and/or continuing operations;

     - be required to dedicate a substantial portion of cash flows from operations to the repayment of debt and the interest associated with that debt;

     - have less operating flexibility due to restrictions which could be imposed by our creditors, including restrictions on incurring additional debt, creating liens on our properties and paying dividends;

     - have less success in obtaining new work if our sureties or our lenders were to limit our ability to provide new performance bonds or letters of credit for our projects; and

     - incur increased lending fees, costs and interest rates.

     All or any of these matters could place us at a competitive disadvantage compared with competitors with more liquidity and could have a negative impact upon our financial condition and results of operations.

 LYONS THAT REMAIN OUTSTANDING AFTER THE OFFER WILL NOT BE SECURED BY ANY OF OUR ASSETS.

     The LYONs are not now, and any LYONs that remain outstanding after the Offer will not be, secured by any of our or our subsidiaries' assets. However, we anticipate that loans under our proposed amended credit facility will be secured by a first priority security interest in:

     - a substantial portion of our domestic assets;

     - a substantial portion of the domestic assets of our direct and indirect domestic subsidiaries; and

     - all of the capital stock of our direct and indirect subsidiaries, limited to 65% of such capital stock in the case of foreign subsidiaries that are controlled foreign corporations.

     If we become insolvent or are liquidated, or if payment under our amended credit facility or in respect of any other secured debt is accelerated, the lenders under our amended credit facility or holders of other secured debt will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the agreements pertaining to our amended credit facility or other secured debt). Upon the occurrence of any default under our amended credit facility (and even without accelerating the debt thereunder), the lenders may be able to prohibit the payment of the LYONs by limiting our ability to access our cash flow. Moreover, the assets that secure our amended credit facility or any other secured debt will not be available to holders of LYONs in the event of a bankruptcy, liquidation or similar circumstances of the related obligor until we have fully repaid all amounts due under our secured debt.

 WE DEPEND ON OUR SUBSIDIARIES TO SERVICE OUR DEBT.

     Because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including any amounts due on the LYONs and the payment of principal and interest on the new senior notes. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations, including the LYONs, when due or the principal of such debt at maturity. Our subsidiaries are not obligated to make funds available to us for payment of the LYONs.

 ANY MARKET THAT EXISTS FOR UNTENDERED LYONS WILL BE VERY LIMITED.

     To the extent that LYONs are tendered and accepted in the Offer, the trading activity in the LYONs that remain outstanding after the Offer will become more limited than the current limited and sporadic trading activity in the LYONs. A debt security with a smaller outstanding aggregate principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for LYONs not tendered or not purchased may be affected adversely to the extent the amount of LYONs tendered and purchased pursuant to the Offer reduces the float of the LYONs. The reduced float may make the trading price more volatile. There can be no assurance that any trading market will exist for the LYONs following the Offer. The extent of the market for the LYONs following the completion of the Offer will depend upon the number of holders that remain at such time, the interest on the part of securities firms in establishing a market in the LYONs and upon other factors.

 OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND IMPAIR OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR NEW SENIOR NOTES.

     After giving effect to our new senior notes private placement, we would have had total outstanding indebtedness of approximately $781.4 million as of November 30, 2002, before giving effect to the repurchase of any LYONs (or $526.7 million after giving effect to the repurchase of $384.6 million aggregate principal amount at maturity of LYONs in the Offer), $7.2 million of which was secured indebtedness and $0.6 million of which represented liabilities of our subsidiaries that will not guarantee the new senior notes. In addition, as of November 30, 2002, letters of credit issued for our account in an aggregate amount of $173.2 million were outstanding. Our substantial indebtedness could have important consequences, including the following:

     - it will require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, including the new senior notes, and may require us to dedicate a substantial portion of our cash flow from operations to repurchase the LYONs, in each case reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures and other general corporate purposes;

     - it will limit our ability to borrow money or sell stock for working capital, capital expenditures, debt services requirements and other purposes;

     - it will limit our flexibility in planning for, and reacting to, changes in our business;

     - it may place us at a competitive disadvantage if we are more highly leveraged than some of our competitors;

     - it may make us more vulnerable to a further downturn in the economy or our business; and

     - it may restrict us from making additional acquisitions or exploiting other business opportunities.

     The terms of the indentures relating to the new senior notes and the LYONs do not prohibit us from incurring significant additional indebtedness, including debt that is effectively senior to the new senior notes and the LYONs. To the extent that new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase.

YOUR ABILITY TO RECOVER FROM OUR FORMER AUDITORS, ARTHUR ANDERSEN LLP, FOR ANY POTENTIAL FINANCIAL MISSTATEMENTS IS LIMITED.

     On June 26, 2002, at the recommendation of our audit committee, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Ernst & Young LLP to serve as our independent public accountants for fiscal 2002. Our audited consolidated financial statements as of August 31, 2001 and 2000 and for each of the years in the two-year period ended August 31, 2001, which are incorporated by reference into this Offer to Purchase, have been audited by Arthur Andersen, our former independent public accountants, as set forth in their reports, but Arthur Andersen has not consented to our use of these reports in connection with the new senior notes private placement.

     Arthur Andersen completed its audit of our consolidated financial statements for the year ended August 31, 2001 and issued its report relating to these consolidated financial statements on October 5, 2001. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for another of its audit clients and has ceased to audit publicly held companies. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private parties against Arthur Andersen. If Arthur Andersen has no assets available for creditors, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen's previous role as our independent public accountants and as author of the audit report for some of the audited financial statements incorporated by reference into this Offer to Purchase.

SECTION 15.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain United States federal income tax consequences resulting from the sale of the LYONs pursuant to the Offer. It is provided for general informational purposes only and is not tax advice. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as in effect on the date of this Offer, and all of which are subject to change, possibly with retroactive effect. The discussion assumes that each holder is a U.S. Person (as defined below) and that the LYONs are held as "capital assets" within the meaning of section 1221 of the Code. The discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of holders subject to special treatment under the federal income tax laws, (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, holders who are not U.S. Persons (as defined below), persons who are subject to alternative minimum tax, persons who hold LYONs as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar).

     THIS SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE OFFER, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

     As used herein, a U.S. Person means (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

     Sale of LYONs Pursuant to the Offer. Your receipt of cash in exchange for LYONs pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, you will generally recognize capital gain or loss on the sale of a LYON in an amount equal to the difference between the amount of cash received for the LYON (except for any amount attributable to interest, including OID that you have not already taken into income, which amount will continue to be taxable to you as interest otherwise would be) and your "adjusted tax basis" in the LYON at the time of the sale. The capital gain or loss will be long-term if you held the LYON for more than one year at the time of the sale. Long-term capital gains of noncorporate holders are generally taxable at a maximum rate of 20%. Capital gains of corporate holders are generally taxable at the regular tax rates applicable to corporations. Your ability to deduct capital losses may be limited.

     Generally, your adjusted tax basis for a LYON will be equal to the amount paid for the LYON, increased by the amount of the Original Issue Discount ("OID") and, if the election described below has been made, market discount previously included in your income and decreased by any acquisition premium in respect of the LYON that has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a LYON over its issue price and a ratable daily portion of the amount allocable to each accrual period (each of which must be no longer than one year) must be included in income by a holder, where the amount allocable to each accrual period is determined on a constant yield basis.

     An exception to the capital gain treatment described above may apply if you purchased a LYON at a "market discount." If you acquired a LYON at a cost that is less than its adjusted issue price, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by you on the sale of a LYON having market discount will be treated as ordinary income to the extent of the market discount that you have accrued (on a straight line basis or, at your election, on a constant yield basis), unless you have elected to include market discount in income currently as it accrues.

     Information Reporting and Backup Withholding. Information reporting will not apply to payments made to you pursuant to the Offer, and backup withholding will apply unless you provide us with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding.

     To prevent backup withholding, you should complete and deliver to the Depositary the Substitute W-9 in the Letter of Transmittal certifying that the TIN provided on such from is correct and that payments to you are not subject to backup withholding. The backup withholding tax is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

SECTION 16.  CERTAIN FINANCIAL INFORMATION AND OUTLOOK

     Our (i) audited consolidated financial statements as of and for the fiscal years ended August 31, 2002, August 31, 2001 and August 31, 2000, (ii) unaudited condensed consolidated financial statements as of and for the three months ended November 30, 2002 and (iii) unaudited pro forma condensed combined financial statements as of and for the six months ended February 28, 2002 and for the twelve months ended August 31, 2001, are incorporated by reference in this Offer to Purchase from our annual report on Form 10-K for the fiscal year ended August 31, 2002, our quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2002 and our current report on Form 8-K, filed on May 16, 2002, as amended by Form 8-K/A, filed on July 12, 2002, respectively. The audited financial statements of The IT Group, Inc. as of December 28, 2001 and December 29, 2000 and for the twelve months ended December 28, 2001, December 29, 2000 and December 31, 1999 are incorporated by reference in this Offer to Purchase from our current report on Form 8-K, filed on May 16, 2002, as amended by Form 8-K/A, filed on July 12, 2002. See "Available Information" and "Documents Incorporated by Reference."

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial data about us. The selected financial data as of and for each of the five years ended August 31, 2002 is derived from our audited consolidated financial statements. The selected financial data as of and for each of the three months ended November 30, 2002 and 2001 is derived from our unaudited consolidated financial statements. Ernst & Young LLP audited our consolidated financial statements for the fiscal year ended August 31, 2002. Arthur Andersen LLP audited our consolidated financial statements for each of the four fiscal years ended August 31, 2001. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial statements. The three-month results presented below are not necessarily indicative of the results that may be expected for the full fiscal year.

     You should read all of the information presented below together with the information contained in the annual, quarterly and current reports that we file with the SEC, including those reports that we incorporate by reference in this Offer to Purchase. See "Documents Incorporated By Reference," "Available Information" and the other information contained in this Section 16 -- "Certain Financial Information."

                                                                                                THREE MONTHS ENDED
                                                   YEAR ENDED AUGUST 31,                           NOVEMBER 30,
                                 ----------------------------------------------------------   -----------------------
                                   1998       1999        2000         2001         2002         2001         2002
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
                                                 (IN THOUSANDS, EXCEPT RATIO DATA AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $501,638   $494,014   $  762,655   $1,538,932   $3,170,696   $  453,609   $  996,906
Cost of revenues...............   422,057    400,186      635,579    1,292,316    2,843,070      390,899      914,480
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
  Gross profit.................    79,581     93,828      127,076      246,616      327,626       62,710       82,426
General and administrative
  expenses.....................    48,503     60,082       74,297      139,660      161,248       30,908       49,892
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
Operating income...............    31,078     33,746       52,779      106,956      166,378       31,802       32,534
Interest expense...............    (8,471)    (8,649)      (8,003)     (15,680)     (23,028)      (5,805)      (5,774)
Interest income................       251        465          682        8,746       11,518        3,022        1,539
Other income, net..............       447        513           90         (128)      (3,856)         367          (99)
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
Income before income taxes.....    23,305     26,075       45,548       99,894      151,012       29,386       28,200
Provision for income taxes.....     7,033      8,635       16,359       38,366       54,348       10,585       10,152
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
Income from continuing
  operations before earnings
  (losses) from unconsolidated
  entities.....................    16,272     17,440       29,189       61,528       96,664       18,801       18,048
Earnings (losses) from
  unconsolidated entities(1)...       (40)       681        1,194         (316)       1,703          151       (1,595)
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
Income from continuing
  operations...................    16,232     18,121       30,383       61,212       98,367       18,952       16,453
Discontinued operations, net of
  taxes:
  Operating results............       298         --           --           --           --           --           --
  Net gain on disposals........     2,647         --           --           --           --           --           --
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
Income before extraordinary
  item and cumulative effect of
  accounting change............    19,177     18,121       30,383       61,212       98,367       18,952       16,453
Extraordinary item, net of
  taxes........................        --         --         (553)        (215)          --           --           --
Cumulative effect of accounting
  change, net of taxes.........        --         --         (320)          --           --           --           --
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
Net income.....................  $ 19,177   $ 18,121   $   29,510   $   60,997   $   98,367   $   18,952   $   16,453
                                 ========   ========   ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA:
Cash interest expense(2).......  $  7,048   $  9,151   $    9,329   $    6,294   $    1,897   $      689   $      368
Depreciation and
  amortization.................    10,280     13,271       16,808       39,740       28,598        6,100       11,221
Capital expenditures...........    14,616     17,967       20,619       38,121       73,946       20,513        7,543
Backlog(3).....................   254,000    818,000    1,914,000    4,497,000    5,605,000    4,522,700    5,002,000
EBITDA(4)......................    42,056     47,995       70,359      155,314      202,638       41,291       45,195
Ratio of earnings to fixed
  charges(5)...................      3.51x      3.39x        4.82x        5.01x        4.51x       15.66x        3.90x
Ratio of EBITDA to cash
  interest expense(2)..........      5.97x      5.24x        7.54x       24.68x      106.82x       59.93x      122.81x
Ratio of total debt to
  EBITDA.......................      2.90x      2.91x        4.05x        3.36x        2.61x         N/A          N/A
Ratio of net debt to
  EBITDA(6)....................      2.81x      2.76x        3.74x        0.21x        0.35x         N/A          N/A
Net cash provided by (used in)
  operating activities.........  $ (3,224)  $ 28,241   $  (69,876)  $   11,405   $  315,066   $   79,184   $  (69,116)
Net cash provided by (used in)
  investing activities.........   (37,979)   (31,489)     (15,807)      54,281     (198,286)      (2,403)      (6,848)
Net cash provided by (used in)
  financing activities.........    40,756      6,632      101,164      356,660      (61,974)      (3,777)     (49,277)

                                                                                                THREE MONTHS ENDED
                                                   YEAR ENDED AUGUST 31,                           NOVEMBER 30,
                                 ----------------------------------------------------------   -----------------------
                                   1998       1999        2000         2001         2002         2001         2002
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
                                                 (IN THOUSANDS, EXCEPT RATIO DATA AND PER SHARE DATA)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total cash(7)..................  $  3,743   $  6,901   $   21,768   $  488,934   $  553,216   $  543,559   $  427,776
Working capital(8).............   130,455    113,975      102,786      521,044      377,884      519,615      354,911
Total assets...................   389,844    407,062    1,335,083    1,701,854    2,304,200    1,778,826    2,176,571
Total debt.....................   121,927    139,459      285,216      521,454      528,501      529,573      531,428
Shareholders' equity...........   170,695    174,239      377,275      598,393      692,257      607,181      662,982
PER SHARE DATA:
Basic income per common share:
  Income per common share from
    continuing operations......  $   0.65   $   0.76   $     1.03   $     1.52   $     2.41   $     0.46   $     0.43
  Net income per common
    share......................      0.76       0.76         1.00         1.52         2.41         0.46         0.43
Diluted income per common
  share:
  Income per common share from
    continuing operations......      0.60       0.73         0.99         1.46         2.26         0.45         0.42
  Net income per common
    share......................      0.96       0.73         0.96         1.46         2.26         0.45         0.42
Book value per share...........  $  12.85   $  14.85   $    10.66   $    14.59   $    16.95   $    14.88   $    17.57

---------------

(1) We own a 49% interest in Shaw-Nass Middle East, W.L.L., our Bahrain joint venture, and a 50% interest in EntergyShaw L.L.C., our joint venture with Entergy Corporation. We account for both of these investments on the equity basis.

(2) Cash interest expense includes capitalized interest.

(3) Backlog is not a measure defined in GAAP, and our backlog may not be comparable to the backlog of other companies. For a description of the determination of our backlog, see the footnotes to "Summary -- Summary Historical and Pro Forma Financial Information."

(4) EBITDA is net income before interest expense, income taxes, depreciation and amortization. In calculating EBITDA, we exclude earnings (losses) from unconsolidated entities, extraordinary items and cumulative effects of accounting changes. The way we calculate EBITDA may not be comparable to the EBITDA of other companies.

(5) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, the amortization of debt discount, preferred stock dividends, accretion requirements and such portion of rental expense that is attributable to interest.

(6) Net debt represents total debt less cash, cash equivalents and marketable securities. Net debt has not been reduced by $96.5 million of escrowed cash.

(7) Includes cash, cash equivalents and marketable securities. At August 31, 2002 and November 30, 2002, cash also includes $96.5 million of escrowed cash which secures a performance bond on an international project.

(8) Working capital represents current assets less current liabilities.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Consolidated Financial Statement of Operations is based on our historical financial statements which are incorporated by reference into this Offer to Purchase, the historical financial statements of The IT Group, Inc. incorporated by reference into this Offer to Purchase and other historical financial statements of IT Group that we prepared based on unaudited financial information of IT Group made available to us in connection with the IT Group acquisition. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended November 30, 2002 gives pro forma effect to (i) our acquisition of substantially all of the assets of IT Group in the third quarter of fiscal 2002, (ii) the private placement (plus $8.9 million of additional cash available to us) of the new senior notes and (iii) the repurchase of LYONs with the proceeds of the private placement, assuming the valid tender of sufficient LYONs at $650 per $1,000 principal amount at maturity, as if each such transaction had occurred on September 1, 2001. There can be no assurance that holders of LYONs will tender any LYONs in the Offer or that we will complete the Offer. See Section
13 -- "Capitalization." In the event the Offer is not consummated, the decrease in net income resulting from the additional interest expense is presented in footnote (5) to the notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended November 30, 2002 is derived by adding the historical data for the fiscal year ended August 31, 2002 to the pro forma financial data for the three months ended November 30, 2002 and subtracting the pro forma financial data for the three months ended November 30, 2001. An unaudited pro forma balance sheet has not been presented because the IT Group acquisition is included in our historical balance sheet as of November 30, 2002, which is incorporated by reference into this Offer to Purchase, and the impact of the private placement and application of the proceeds of the private placement is shown in Section 13 -- "Capitalization."

     The Unaudited Pro Forma Condensed Consolidated Financial Statement of Operations is presented for illustrative purposes only and does not purport to represent what the results of operations actually would have been if the IT Group acquisition, the private placement and the repurchase of LYONs in fact had occurred on September 1, 2001, nor does it purport to project the results of operations for any future period. All pro forma adjustments are described more fully in the accompanying notes. The pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable, and we believe all adjustments have been made that are necessary to present fairly the pro forma data. Accounting policies used in the preparation of these statements are those disclosed in our historical financial statements incorporated by reference into this Offer to Purchase.

     The Unaudited Pro Forma Condensed Consolidated Financial Statement of Operations should be read in connection with the information contained in
Section 13 -- "Capitalization" and with our financial statements and the financial statements of IT Group incorporated by reference into this Offer to Purchase.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     TWELVE MONTHS ENDED NOVEMBER 30, 2002

                           HISTORICAL   HISTORICAL     ACQUISITION     ACQUISITION      OFFERING       TENDER OFFER
                              SHAW      IT GROUP(1)   ADJUSTMENTS(2)    SUBTOTAL     ADJUSTMENTS(3)   ADJUSTMENTS(4)   PRO FORMA(5)
                           ----------   -----------   --------------   -----------   --------------   --------------   -------------
                                                                        (IN THOUSANDS)
INCOME:
  Revenues...............  $3,713,993    $ 247,120      $   2,336 A    $3,963,449       $     --         $    --        $3,963,449
  Cost of revenues
    (loss)...............   3,366,651      452,756        (18,007)B     3,801,400             --              --         3,801,400
                           ----------    ---------      ---------      ----------       --------         -------        ----------
  Gross profit...........     347,342     (205,636)        20,343         162,049             --              --           162,049
Selling, general and
  administrative
  expenses...............     180,232       63,408             --         243,640             --              --           243,640
Goodwill amortization....          --        1,723         (1,723)C            --             --              --                --
Special charges..........          --       15,392             --          15,392             --              --            15,392
Loss on impairment of
  assets.................          --      529,428       (528,778)D           650             --              --               650
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Operating income
  (loss).................     167,110     (815,587)       550,844         (97,633)            --              --           (97,633)
Interest expense.........     (22,997)     (14,847)        14,217 E       (23,627)       (26,268)          6,567           (43,328)
Interest income..........      10,035           --           (373)F         9,662             --              --             9,662
Other expense, net.......      (4,322)          --             --          (4,322)            --              --            (4,322)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
                              (17,284)     (14,847)        13,844         (18,287)       (26,268)          6,567           (37,988)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) before
  income taxes...........     149,826     (830,434)       564,608        (115,920)       (26,268)          6,567          (135,621)
Provision (benefit) for
  income taxes...........      53,915      139,584       (235,230)G       (41,731)        (9,456)G         2,364 G         (48,823)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) from
  continuing operations
  before losses from
  unconsolidated
  entities...............      95,911     (970,018)       799,918         (74,189)       (16,812)          4,203           (86,798)
Losses from
  unconsolidated
  entities...............         (43)          --             --             (43)            --              --               (43)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) from
  continuing
  operations.............      95,868     (970,018)       799,918         (74,232)       (16,812)          4,203           (86,841)
Discontinued
  operations.............          --      (17,200)            --         (17,200)            --              --           (17,200)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Net income (loss)........  $   95,868    $(987,218)     $ 799,918      $  (91,432)      $(16,812)        $ 4,203        $ (104,041)
                           ==========    =========      =========      ==========       ========         =======        ==========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

     (1) Historical IT Group information relates to the five month period from December 1, 2001 to May 3, 2002 (the date of the IT Group acquisition).

     Included in IT Group's historical results of operations are charges of approximately $277.6 million generally relating to the following items resulting from changes in estimates caused by vendor issues, liquidity issues and ultimately IT Group's filing for bankruptcy protection on January 16, 2002 (in thousands):

  Reduction of accounts receivable..........................  $203,000(a)
  Employee accruals, write off of assets and other
     charges................................................    34,200(b)
  Legal, consulting and insurance expenses..................    14,500(c)
  Write off of notes receivable.............................     5,000(d)
  Facilities accrual........................................    10,200(e)
  Employee utilization......................................     6,000(f)
  Redundant corporate expenses..............................     4,650(g)
                                                              --------
          Total charges.....................................  $277,550
                                                              --------

---------------

    (a) Reduction of accounts receivable. Represents a reduction of accounts receivable of IT Group to estimated net realizable value, including $35.0 million relating to estimated claims recovery. The factors described above led to IT Group's inability to complete contracts and were factors in recording the charge.

    (b) Employee accruals, write off of assets and other changes. Represents $2.5 million of various employee accruals of IT Group primarily related to costs of deferred compensation plans for former executive officers, $25.2 million of assets of IT Group written off (including costs associated with system upgrades, inventory, property rejected in bankruptcy and equipment no longer in use or impaired) and $6.5 million of other charges primarily related to litigation.

    (c) Legal, consulting and insurance expenses. Represents fees incurred by IT Group for legal and consulting services relating to IT Group's bankruptcy proceedings as well as tail insurance premiums.

    (d) Write off of notes receivable. Represents write off of notes receivable from employees of IT Group.

    (e) Facilities accrual. Represents lease commitments and the associated payment obligations due after 2001 related to abandoned office space.

    (f) Employee utilization. Represents charges related to excess personnel costs caused by abnormally low utilization. The low employee utilization resulted from a substantial reduction in project activity caused by IT Group's bankruptcy proceedings.

    (g) Redundant corporate expenses. Represents costs associated with maintaining a separate board of directors for IT Group and certain corporate departments for IT Group such as communications, government affairs and treasury which were eliminated after the acquisition.

      The foregoing adjustments presented to calculate Pro Forma Adjusted EBITDA would not qualify as pro forma adjustments under Regulation S-X under the Securities Act. Accordingly, no pro forma adjustments have been made to exclude the foregoing adjustments in the pro forma consolidated statement of operations.

     (2) Gives effect to the following assumptions and adjustments relating to the IT Group acquisition, including the elimination of assets and liabilities not acquired by us:

          (A) To eliminate revenues associated with IT Group contracts in progress and not acquired by us. For the twelve months ended November 30, 2002, write-offs of unbilled revenue on rejected contracts exceeded the revenue recognized; as a result, the adjustment increases revenue on a pro forma basis for this period.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

          (B) To eliminate cost of revenues associated with IT Group contracts in progress and not acquired by us and to adjust depreciation expense to reflect the fair value purchase price adjustments of property, plant and equipment.

          (C) To reverse goodwill amortization on IT Group's books in accordance with the transition provisions of SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Goodwill created on business combinations completed after June 30, 2001 should not be amortized; therefore, the goodwill associated with the IT Group acquisition is not amortized in the pro forma statements.

          (D) To reverse the impairment of goodwill recorded by IT Group in December 2001. This goodwill related to acquisitions consummated by IT Group and the impairment charge was caused by significant operating losses and liquidity constraints experienced by IT Group prior to its acquisition by us. Assuming our acquisition of IT Group occurred on September 1, 2001, this goodwill would not have been recorded; therefore, this impairment charge would not have been necessary.

          (E) To eliminate interest expense associated with IT Group debt not assumed by us.

          (F) To record reduction of interest income for funds of approximately $39.8 million used in the acquisition, assuming a rate of 2.25% per annum.

          (G) To adjust the income tax provision to reflect our effective tax rate of 36%.

     (3) Assumes net proceeds of $241.1 million (after deducting estimated expenses and the initial purchasers' discounts) from the private placement of the new senior notes at an assumed interest rate of 10% per annum and the amortization of issuance costs with respect to the new senior notes. A change in the rate of one-eighth of one percent (0.125%) would change the interest expense by $.250 million for each twelve-month period and by $.063 million for each three-month period.

     (4) Assumes the valid tender by holders of LYONs, and acceptance and repurchase by us, of approximately $384.6 million in aggregate principal amount at maturity of LYONs at a purchase price of $650.00 per $1,000 principal amount at maturity of LYONs using the net proceeds from the private placement of the new senior notes plus an additional $8.9 million of our available cash. The net loss associated with the repurchase of LYONs is not reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations. Assuming the repurchase occurred on September 1, 2001, the net loss would have been $8.0 million. The net loss consists of the write off of unamortized issuance costs related to the LYONs and a loss on repurchase of the LYONs. Also gives effect to the reduction of interest expense associated with the repurchase of LYONs. The reduction in interest expense consists of yield-to-maturity of the LYONs of 2.25% and amortization of issuance costs relating to the LYONs.

     (5) In the event the new senior notes private placement is completed but the Offer is not consummated, the decrease in net income resulting from the additional interest we would incur relating to the outstanding LYONs would be approximately $4.2 million.

     OUTLOOK. We anticipate that fiscal 2003 revenues will be in the range of $3.1 to $3.3 billion, 39% of which represents projects for our Environmental & Infrastructure services, 52% for our engineering, procurement, construction and maintenance services and 9% for our pipe fabrication and manufacturing services. Quarterly revenues for the remainder of fiscal 2003 are expected to be between $780.0 million and $850.0 million for the second quarter, $725.0 million and $800.0 million for the third quarter and $600.0 million and $670.0 million for the fourth quarter. Fiscal 2004 revenues are expected to range between $2.4 billion to $2.8 billion, 51% of which is expected to be derived from our Environmental & Infrastructure services, 39% from our engineering, procurement, construction and maintenance services and 10% from our pipe fabrication and manufacturing services. We expect EBITDA to range between $160.0 million and $170.0 million for fiscal 2003 and between $175.0 million and $190.0 million for fiscal 2004.

     We expect positive cash flow from operations in fiscal 2003, but we do not expect to sustain the levels of cash flow that we received in fiscal 2002. We expect to use between $130.0 million and $150.0 million of positive cash flow from operations to fund our working capital needs and other activities in fiscal 2003. For fiscal 2004, we expect to generate between $90.0 million and $110.0 million of positive cash flow from operations which would be sufficient for us to fund our anticipated working capital needs for fiscal 2004 and to repurchase in cash any outstanding LYONs that are submitted to us for repurchase on May 1, 2004 (assuming that we use all of the net proceeds of the new senior notes private placement to repurchase LYONs in the Offer). If we do not use all of the net proceeds of the new senior notes private placement to repurchase LYONs in the Offer, we expect that we will be required to designate any excess proceeds as restricted cash under our amended credit facility. This restricted cash would not be available to us to fund our working capital needs or for other general corporate purposes, but would be available to us to repurchase any LYONs submitted to us for repurchase on or after May 1, 2004 provided that we have sufficient liquidity, as defined in the amended credit facility, at the time of the repurchase.

SECTION 17.  DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

     DEALER MANAGER. Credit Suisse First Boston LLC is acting as the Dealer Manager for us, and has provided certain financial advisory services to us in connection with the Offer. In its capacity as Dealer Manager, Credit Suisse First Boston LLC may contact holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer and related material to beneficial owners of the LYONs. We will reimburse the Dealer Manager for its reasonable and customary out-of-pocket expenses. We have agreed to indemnify the Dealer Manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of this Offer or our engagement of the Dealer Manager.

     At any time, the Dealer Manager may trade the LYONs for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the LYONs. All inquiries and correspondence addressed to the Dealer Manager relating to the Offer should be directed to the address or telephone number set forth on the back of this Offer to Purchase.

     The Dealer Manager and its affiliates have in the past provided banking and investment banking services to us for which they have received customary compensation. Credit Suisse First Boston LLC is also acting as an initial purchaser in our new senior notes private placement. From time to time, the Dealer Manager may provide other services to us and our affiliates.

     DEPOSITARY. We have appointed The Bank of New York as Depositary for the Offer. The Bank of New York is the trustee under the Indenture for the LYONs, and it and/or its affiliates may have other customary banking relationships with us. If you have questions concerning tender procedures, you may contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

     We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable and customary out-of-pocket expenses. We will indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     INFORMATION AGENT. We have appointed D.F. King & Co., Inc. as Information Agent for the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable and customary out-of-pocket expenses. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or any other document may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

     The Dealer Manager, the Depositary and the Information Agent assume no responsibility for the accuracy or completeness of the information concerning us or our respective affiliates contained in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

SECTION 18.  FEES AND EXPENSES

     In addition to reasonable and customary fees and expenses of the Dealer Manager, the Information Agent, the Depositary and the trustee, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the Letter of Transmittal and any related documents to the beneficial owners of the LYONs. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of LYONs pursuant to the Offer.

SECTION 19.  MISCELLANEOUS

     We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of LYONs be accepted from or on behalf of) the owners of LYONs residing in such jurisdiction.

THE SHAW GROUP INC.
February 26, 2003

     Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below as listed below. Beneficial owners of LYONs may also contact the Depositary, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                 48 Wall Street
                            New York, New York 10005
                Banks and Brokers (Call Collect): (212) 269-5550
                                       or
                  All others call (Toll-Free): (800) 848-3416

                      The Dealer Manager for the Offer is:
                         Credit Suisse First Boston LLC
                             Eleven Madison Avenue
                            New York, NY 10010-3629
                           Toll Free: (800) 646-4543
                                       or
                          Call Collect: (212) 538-4479

                                       or

                        The Depositary for the Offer is:
                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286
                             Attention: Mr. Kin Lau
                         Reorganization Section, 7 East
                                 (212) 815-3750

                                                                       EXHIBIT A

                             Letter of Transmittal
                                       of
                              THE SHAW GROUP INC.

      Pursuant to the Offer to Purchase for Cash, dated February 26, 2003
                Up to $384,600,000 Aggregate Principal Amount at
       Maturity of its Outstanding Liquid Yield Option(TM) Notes due 2021
                            (Zero Coupon -- Senior)
                      (CUSIP Nos. 820280AC9 and 820280AA3

--------------------------------------------------------------------------------

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON MARCH 26, 2003, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). LYONS TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME. IF THE LYONS ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF LYONS WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR LYONS PRIOR TO THE EXPIRATION TIME WILL RECEIVE THE PURCHASE PRICE.
--------------------------------------------------------------------------------

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK

                               101 Barclay Street
                            New York, New York 10286
                             Attention: Mr. Kin Lau
                         Reorganization Section, 7 East
                                 (212) 815-3750

                         Facsimile Transmission Number:
                        (for Eligible Institutions Only)
                                 (212) 298-1915

                             ---------------------

     THE INSTRUCTIONS CONTAINED IN THIS LETTER OF TRANSMITTAL AND IN THE OFFER TO PURCHASE SHOULD BE READ CAREFULLY BEFORE TENDERING LYONS IN THE OFFER.

     By the tendering your LYONs in the Offer, you acknowledge receipt of the Offer to Purchase, dated February 26, 2003 (the "Offer to Purchase") of The Shaw Group Inc., a Louisiana corporation ("Shaw"). This Letter of Transmittal and accompanying instructions (the "Letter of Transmittal") together with the Offer to Purchase (and any amendments or supplements to the Offer to Purchase and this Letter of Transmittal) constitutes the "Offer" with respect to the LYONs. All capitalized terms used in this Letter of Transmittal without definition have the meanings given to them in the Offer to Purchase.

     This Letter of Transmittal is being supplied for informational purposes only to persons who hold LYONs in book-entry form through the facilities of The Depository Trust Company ("DTC"). The LYONs were issued in book-entry form only, and currently all of the LYONs are still held in book-entry form through the system maintained by DTC. If you wish to tender your LYONs in the Offer, you must execute the tender through the DTC Automated Tender Offer Program ("ATOP"), for which this Offer will be eligible. DTC participants that are accepting the Offer, either on their own behalf or on behalf of beneficial owners of LYONs for whom they are authorized to act must transmit their acceptances to DTC, which will verify the acceptances and execute a book-entry delivery to the Depositary's DTC account. DTC will then send an Agent's Message to the Depositary for its acceptance. The Agent's Message will state that DTC has received an express acknowledgement from the DTC participant tendering the LYONs on behalf of itself or another beneficial owner of LYONs that such DTC participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in the Offer to Purchase and this Letter of Transmittal and that Shaw may enforce such agreement against such participant.

     When tendering your LYONs, you must either communicate to DTC the price (in multiples of $5 per $1,000 principal amount at maturity) at which such LYONs are being tendered, within the price range specified in the Offer to Purchase, or not specify a purchase price, in which case you will be deemed to have specified the Minimum Offer Price.

     The terms "Liquid Yield Option" and "LYONs" are trademarks of Merrill Lynch & Co., Inc.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

     You hereby tender to Shaw, upon the terms and subject to the conditions of the Offer, the principal amount at maturity of LYONs indicated in the Agent's message.

     Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount at maturity of your LYONs tendered pursuant to this Letter of Transmittal, you hereby (i) irrevocably sell, assign and transfer to, or upon the order of, Shaw all right, title and interest in and to the LYONs that are being tendered hereby, (ii) waive any and all rights with respect to the LYONs (including, without limitation, any existing or past defaults and their consequences in respect of the LYONs and the indenture under which the LYONs were issued), (iii) release and discharge Shaw from any and all claims you may have now, or may have in the future arising out of, or related to, the LYONs including, without limitation, any claims that you are entitled to participate in any repurchase, redemption or defeasance of the LYONs and (iv) irrevocably constitute and appoint The Bank of New York, as Depositary, your true and lawful agent and attorney-in-fact (with full knowledge that the Depositary also acts as agent of Shaw) with respect to any such tendered LYONs (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such LYONs on the account books maintained by DTC to or upon the order of Shaw, and (b) receive all benefits or otherwise exercise all rights of beneficial ownership of such LYONs (except that the Depositary will have no rights to, or control over, funds from Shaw, except as agent for Shaw for the purchase price for any tendered LYONs that are purchased by Shaw), all in accordance with the terms of and conditions to the Offer as described in the Offer to Purchase.

     By tendering your LYONs in the Offer, you represent and warrant that you
(i) own the LYONs tendered and are entitled to tender such LYONs and (ii) have full power and authority to tender, sell, assign and transfer such LYONs and that when such LYONs are accepted for purchase and payment by Shaw, Shaw will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. Further, you will, upon request, execute and deliver any additional documents deemed by the Depositary or by Shaw to be necessary or desirable to complete the sale, assignment and transfer of such LYONs.

     By tendering your LYONs in the Offer, you acknowledge that the delivery and surrender of your LYONs is not effective until receipt by the Depositary of an Agent's Message, together with any other required documents in form satisfactory to Shaw. All questions as to the validity (including time of receipt) and acceptance of tenders and withdrawals of LYONs will be determined by Shaw, in its sole discretion, which determination shall be final and binding.

     By tendering your LYONs in the Offer, you acknowledge that tenders of LYONs may be withdrawn by written notice of withdrawal received by the Depositary at any time at or prior to 4:00 p.m., Eastern time, on March 26, 2003, or such later date and time to which the Offer may be extended (such time and date, as the same may be extended, the "Expiration Time"), but not thereafter, unless the Offer is terminated. In the event of a termination of the Offer, LYONs tendered pursuant to the Offer will be promptly returned to you through the facilities of DTC. In order to be valid, a withdrawal of a tender of LYONs must comply with DTC's applicable procedures and a Request Message must be received by the Depositary at or prior to the Expiration Time.

     You agree that the tender of your LYONs pursuant to the procedures described in the Offer to Purchase, this Letter of Transmittal and in the instructions hereto and acceptance thereof by Shaw will constitute a binding agreement between you and Shaw upon the terms and subject to the conditions of the Offer. For purposes of the Offer, you understand that Shaw will be deemed to have accepted for purchase validly tendered LYONs (or defectively tendered LYONs with respect to which Shaw has waived such defect), only if, as and when Shaw gives oral (confirmed in writing) or written notice thereof to the Depositary.

     You acknowledge that, by tendering your LYONs in the Offer, under certain circumstances and subject to certain conditions of the Offer (which Shaw may waive in its sole discretion if permitted by the indenture governing the LYONs and applicable law) as set forth in the Offer to Purchase, Shaw is not required to accept for purchase any of the LYONs tendered (including any LYONs tendered after the Expiration Time). Any LYONs that have been tendered pursuant to the Offer but that are not purchased will be returned promptly via the facilities of DTC following the earlier to occur of the Expiration Time or the date on which the Offer is terminated without any LYONs being purchased thereunder.

     All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive, your death or incapacity, and every obligation of yours under this Letter of Transmittal shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

                                          Very truly yours,

                                          THE SHAW GROUP INC.

                                  INSTRUCTIONS

             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.  TENDERS OF LYONS

     The LYONs were issued in book-entry form only, and currently all of the LYONs are still held in book-entry form through the system maintained by DTC. To tender LYONs in the Offer, you must use DTC's ATOP procedures.

     Tenders of LYONs in the Offer will be accepted prior to the Expiration Time in accordance with the procedures described in the Offer to Purchase or otherwise in compliance with this Letter of Transmittal.

     When tendering your LYONs, you may communicate to DTC the price (in multiples of $5 per $1,000 principal amount at stated maturity) at which your LYONs are being tendered for purchase, within the purchase price range specified in the Offer to Purchase. If you do not specify a price, however, you will be deemed to have specified the Minimum Offer Price. You may tender different portions of the principal amount at maturity of your LYONs at different prices; however, you may not specify prices for an aggregate principal amount of LYONs in excess of the aggregate principal amount of LYONs that you own. The same LYONs cannot be tendered at more than one price.

     No alternative, conditional or contingent tenders of LYONs will be accepted.

     Payment for LYONs will be made through the facilities of DTC and only against deposit of tendered LYONs with the Depositary. By tendering your LYONs in the Offer, you are deemed to waive any right to receive any notice of the acceptance for payment of tendered LYONs.

     For a full description of the procedures for tendering LYONs, see Section 9 -- "Procedures for Tendering LYONs" in the Offer to Purchase.

2.  TENDER AMOUNTS

     Tenders of LYONs pursuant to the Offer will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

3.  WITHDRAWAL OF TENDERS

     Tenders of LYONs may be validly withdrawn at any time prior to the Effective Time. Tenders of LYONs may be validly withdrawn if the Offer is terminated without any LYONs being purchased thereunder. In the event of a termination of the Offer, the LYONs tendered pursuant to such Offer will be promptly returned to the tendering holder through the facilities of DTC.

     If, for any reason whatsoever, acceptance for payment of, or payment for, any LYONs tendered pursuant to the Offer is delayed (whether before or after Shaw's acceptance for payment of LYONs) or Shaw is unable to accept for payment or pay for the LYONs tendered pursuant to the Offer, Shaw may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered LYONs (subject to the right of withdrawal in certain circumstances and Rule 14e-1(c) under the Exchange Act, which requires that the offeror pay the consideration or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

     The withdrawal of a tender of LYONs may be effected only through a properly transmitted Request Message through ATOP, received by the Depositary at any time prior to the Expiration Time. See Section 10 -- "Withdrawal of Tenders" in the Offer to Purchase.

     Any LYONs properly withdrawn will be deemed to be not validly tendered for purposes of the Offer; provided, however, that properly withdrawn LYONs may be re-tendered, by again following the appropriate procedures described in Section 9 -- "Procedures for Tendering LYONs" in the Offer to Purchase, at any time prior to the Expiration Time.

     If you tender your LYONs in the Offer, you may convert your LYONs into our common stock only if you withdraw your LYONs prior to the time at which your right to withdraw has expired. The LYONs are convertible into shares of common stock at a conversion rate of 8.2988 shares of common stock per $1,000 principal amount at maturity of LYONs. However, we may elect to pay cash, in lieu of common stock, or a combination thereof at the time you exercise your conversion rights.

     Any LYONs that have been tendered pursuant to the Offer but that are not purchased will be returned promptly through the facilities of DTC following the earlier to occur of the Expiration Time or the date on which the Offer is terminated without any LYONs being purchased thereunder. All questions as to the validity (including time of receipt) of any withdrawal, including a Request Message, will be determined by Shaw, in Shaw's sole discretion (whose determination shall be final and binding). None of Shaw, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any withdrawal or Request Message, or incur any liability for failure to give any such notification.

4.  TRANSFER TAXES

     Shaw will pay all domestic state transfer taxes applicable to the purchase and transfer of LYONs pursuant to the Offer. However, if a transfer tax is imposed for any reason other than Shaw' purchase of LYONs pursuant to the Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder.

5.  IRREGULARITIES

     All questions as to the validity (including time of receipt) and acceptance of any tendered LYONs pursuant to the procedures described in the Offer to Purchase and this Letter of Transmittal will be determined by Shaw in Shaw's sole discretion (whose determination shall be final and binding). Shaw reserves the absolute right to reject any or all tenders of any LYONs determined by it not to have been properly made or if the acceptance for payment of, or payment for, such LYONs may be, in Shaw's opinion, unlawful. Shaw also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender with respect to LYONs of any particular holder. Shaw's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and these instructions) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as Shaw shall determine. None of Shaw, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Tenders of LYONs shall not be deemed to have been made until any such irregularities have been cured or waived. Any LYONs received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holders, promptly following the Expiration Time and via the facilities of DTC.

6.  WAIVER OF CONDITIONS

     Shaw expressly reserves the absolute right, in its sole discretion, to amend or waive any of the conditions to the Offer in the case of any LYONs tendered, in whole or in part, at any time and from time to time.

7.  REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES

     Requests for assistance may be directed to the Information Agent, the Depositary or the Dealer Manager at its address set forth on the back cover of the Offer to Purchase or to your broker, dealer, commercial bank or trust company. Additional copies of the Offer to Purchase or this Letter of Transmittal may be obtained from the Information Agent.

                           IMPORTANT TAX INFORMATION

     Under federal income tax laws, a holder whose tendered LYONs are accepted for payment is required to provide the Depositary (as payor) with such holder's correct tax payer identification number ("TIN") on substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. If such holder is an individual, the TIN is his or her social security number or individual TIN, as the case may be. If the Depositary is not provided with the TIN, a $50 penalty may be imposed by the Internal Revenue Service, and payments made with respect to LYONs purchased pursuant to the Offer may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements also may result in the imposition of fines and penalties.

     Certain holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding requirements. Exempt holders should furnish their TIN, write "Exempt" on the face of the Substitute Form W-9, and sign, date and return the Substitute Form W-9 to the Depositary. A foreign person, including entities, may qualify as an exempt recipient by submitting to the Depositary an appropriate, properly completed Internal Revenue Service Form W-8BEN signed under penalties of perjury, certifying to that holder's foreign status. An appropriate Form W-8BEN can be obtained from the Information Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9" for additional instructions.

     If backup withholding applies, the Depositary is required to withhold the applicable backup withholding amount from any payments made by Shaw to the payee. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of U.S. federal income tax, a refund may be obtained from the Internal Revenue Service, provided the required information is furnished in a timely manner.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding on payments made with respect to LYONs purchased pursuant to the Offer, the holder is required to provide the Depositary with either (i) the holder's correct TIN by completing the form below, certifying that (1) the TIN provided on Substitute Form W-9 is correct (or that such holder is awaiting a TIN); (2) that (a) the holder has not been notified by the Internal Revenue Service that the holder is subject to backup withholding as a result of failure to report all interest or dividends or (b) the Internal Revenue Service has notified the holder that the holder is no longer subject to backup withholding; and (3) that the holder is a U.S. person (including a U.S. resident alien); or (ii) an adequate basis for exemption.

WHAT NUMBER TO GIVE THE DEPOSITARY

     The holder is required to give the Depositary the TIN (e.g., social security number, individual taxpayer identification number or employer identification number) of the registered holder of the LYONs. If the LYONs are held in more than one name or are held not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

------------------------------------------------------------------------------------------------------------------
  SUBSTITUTE              PLEASE PROVIDE YOUR TIN IN THE BOX AT         PART I -- Social Security Number OR
                          RIGHT AND CERTIFY BY SIGNING AND DATING       Employer Identification Number
  FORM W-9                BELOW
                                                                        ------------------------------------------
  DEPARTMENT OF THE       ------------------------------------------    (If awaiting TIN, write "Applied For")
  TREASURY                Name                                          ------------------------------------------
  INTERNAL REVENUE                                                      PART II -- For Payees exempt from backup
  SERVICE                 ------------------------------------------    withholding, see the enclosed Guidelines
                          Business Name                                 for Certification of Taxpayer
  PAYER'S REQUEST FOR     Please check appropriate box                  Identification Number on Substitute Form
  TAXPAYER                [ ] Individual/Sole Proprietor                W-9, check the Exempt box below, and
  IDENTIFICATION NUMBER   [ ] Corporation  [ ] Partnership              complete the Substitute Form W-9.
  (TIN)                   [ ] Other
                                                                        Exempt [ ]
                          ------------------------------------------    ------------------------------------------
                          Address                                       PART III
                                                                        Awaiting TIN [ ]
                          ------------------------------------------    Please complete the Certificate of
                          City, State, Zip Code                         Awaiting Taxpayer Number below.
------------------------------------------------------------------------------------------------------------------
 CERTIFICATION -- Under penalties of perjury, I certify that:
 (1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
 (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
 (3) I am a U.S. person (including a U.S. resident alien).

 CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form
 W-9.)
------------------------------------------------------------------------------------------------------------------

 SIGNATURE:                                                           DATE:
           ------------------------------------------------------           --------------------------------------

------------------------------------------------------------------------------------------------------------------

            YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE
              "APPLIED FOR" IN PART I OF THE SUBSTITUTE FORM W-9.

--------------------------------------------------------------------------------

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 30% of all cash payments made to me thereafter will be withheld until I provide a taxpayer identification number.

SIGNATURE:                                            DATE:
          -----------------------------------------         --------------------

--------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
      OF A PORTION OF ANY PAYMENT MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

     GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYOR.--Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

                                                           GIVE THE NAME AND TAXPAYER
                                                                 IDENTIFICATION
           FOR THIS TYPE OF ACCOUNT:                               NUMBER OF--
------------------------------------------------   -------------------------------------------
 1.  An individual's account                       The individual
 2.  Two or more individuals (joint account)       The actual owner of the account or, if
                                                   combined funds, the first individual on the
                                                   account(1)
 3.  Custodian account of a minor (Uniform Gift    The minor(2)
     to Minors Act)
 4.  a. The usual revocable savings trust          The grantor-trustee(1)
     account (grantor is also trustee)
     b. So-called trust account that is not a      The actual owner(1)
     legal or valid trust under state law
 5.  Sole proprietorship account                   The owner(3)
 6.  A valid trust, estate, or pension trust       The legal entity (Do not furnish the
                                                   taxpayer identification number of the
                                                   personal representative or trustee unless
                                                   the legal entity itself is not designated
                                                   in the account title.)(4)
 7.  Corporate account                             The corporation
 8.  Association, club, religious, charitable,     The organization
     educational, or other tax-exempt
     organization account
 9.  Partnership account                           The partnership
10.  A broker or registered nominee                The broker or nominee
11.  Account with the Department of Agriculture    The public entity
     in the name of a public entity (such as a
     state or local government, school district,
     or prison) that receives agricultural
     program payments

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security number, that person's number must be furnished. (2) Circle the minor's name and furnish the minor's Social Security number. (3) You must show your individual name. You may also enter your business or "DBA" name. You may use either your Social Security number or your employer identification number (if you have one). (4) List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

RESIDENT ALIEN INDIVIDUALS: If you are a resident alien individual and you do not have, and are not eligible to get, a Social Security number, your taxpayer identification number is your individual taxpayer identification number ("ITIN") as issued by the Internal Revenue Service. Enter it on the portion of the Substitute Form W-9 where the Social Security number would otherwise be entered. If you do not have an ITIN, see "Obtaining a Number" below.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                     NUMBER ON SUBSTITUTE FORM W-9--PAGE 2

    OBTAINING A NUMBER.--If you do not have a taxpayer identification number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service (the "IRS") and apply for a number. Resident alien individuals who are not eligible to get a Social Security number and need an ITIN should obtain Form W-7, Application for Individual Taxpayer Identification Number, from the IRS.

    PAYEES AND PAYMENTS EXEMPT FROM BACKUP WITHHOLDING.--The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except the payee in item (9). For broker transactions, payees listed in items (1) through
(13) and a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7). Unless otherwise indicated, all "section" references are to sections of the Internal Revenue Code of 1986, as amended (the "Code").

    List of Exempt Payees: (1) A corporation. (2) An organization exempt from tax under section 501(a), or an IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2). (3) The United States or any of its agencies or instrumentalities. (4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities. (5) A foreign government or any of its political subdivisions, agencies or instrumentalities. (6) An international organization or any of its agencies or instrumentalities. (7) A foreign central bank of issue. (8) A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States. (9) A futures commission merchant registered with the Commodity Futures Trading Commission. (10) A real estate investment trust. (11) An entity registered at all times during the tax year under the Investment Company Act of 1940. (12) A common trust fund operated by a bank under section 584(a). (13) A financial institution. (14) A middleman known in the investment community as a nominee or custodian. (15) A trust exempt from tax under section 664 or described in section 4947.

    Payments of dividends and patronage dividends not generally subject to backup withholding include the following: Payments to nonresident aliens subject to withholding under section 1441. Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner. Payments of patronage dividends where the amount received is not paid in money. Payments made by certain foreign organizations. Section 404(k) distributions made by an ESOP.

    Payments of interest not generally subject to backup withholding include the following: Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of your trade or business and you have not provided your correct taxpayer identification number to the payer. Payments of tax-exempt interest (including exempt-interest dividends under section 852). Payments described in section 6049(b)(5) to non-resident aliens. Payments on tax-free covenant bonds under section 1451. Payments made by certain foreign organizations. Payments of mortgage or student loan interest to you.

    Exempt payees described above should file Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER; FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER; WRITE "EXEMPT" ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER. IF YOU ARE A NON-RESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER THE APPROPRIATE COMPLETED INTERNAL REVENUE SERVICE FORM W-8.

    Certain payments other than interest, dividends and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N of the Code and the Treasury regulations promulgated thereunder.

    PRIVACY ACT NOTICE--Section 6109 requires most recipients of dividend, interest, or other payments to give their correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to verify the accuracy of tax returns. The IRS also may provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold tax from payments of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. The current rate of such withholding tax is 30%. Certain penalties may also apply.

PENALTIES

    (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER--If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

    (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

    (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION--Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

    FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

     Questions and requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Beneficial owners of LYONs may also contact the Depositary, the Dealer Manager, or their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                               101 Barclay Street
                            New York, New York 10286
                             Attention: Mr. Kin Lau
                         Reorganization Section, 7 East
                                 (212) 815-3750

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                 48 Wall Street
                            New York, New York 10005
                Banks and Brokers (Call Collect): (212) 269-5550
                                       or
                  All others call (Toll-Free): (800) 848-3416

                      The Dealer Manager for the Offer is:

                         CREDIT SUISSE FIRST BOSTON LLC

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 646-4543
                          Call Collect: (212) 538-4479